Exhibit 10.1

CREDIT AGREEMENT

by and among

ENZO CLINICAL LABS, INC., ENZO LIFE SCIENCES, INC.,

such other Persons joined hereto as a Borrower from time to time,

as Borrowers,

and

GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL,

as Lender

Dated as of March 31, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, ACCOUNTING TERMS AND PRINCIPLES OF CONSTRUCTION		1

1.01	Terms Defined	1
1.02	Accounting Terms	1
1.03	UCC	1
1.04	Construction	2
1.05	Time References	2
1.06	Schedules and Exhibits	2

ARTICLE 2 THE LOANS		2

2.01	Credit Facility – Description	2
2.02	Funding Procedures	3
2.03	Interest and Fees	4
2.04	Additional Interest Provisions	5
2.05	Payments	6
2.06	Use of Proceeds	7
2.07	Lockboxes and Collections	7
2.08	Application of Proceeds of Collateral	8
2.09	Fees	8

ARTICLE 3 COLLATERAL		8

3.01	Description	8
3.02	Extent of Security Interests	9
3.03	Lien Documents	9
3.04	Other Actions	10
3.05	Searches	10
3.06	Good Standing Certificates	11
3.07	[Intentionally Omitted	11
3.08	Power of Attorney	11
3.09	[Reserved].	11
3.10	Credit Balances; Additional Collateral	11
3.11	Reference to Other Loan Documents	12
3.12	Guaranty Agreement	12

ARTICLE 4 CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		12

4.01	Resolutions, Opinions and Other Documents	12
4.02	Additional Preconditions to Revolving Loans	13
4.03	Closing	13
4.04	Non-Waiver of Rights	13

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		14

5.01	Organization and Validity	14
5.02	Places of Business	15
5.03	Healthcare Matters	15
5.04	Pending Litigation	19
5.05	Medicaid and Medicare Cost Reporting	19
5.06	Title to Collateral	20
5.07	Governmental Consent	20
5.08	Taxes	20
5.09	Financial Statements	20
5.10	Full Disclosure	21
5.11	Guarantees, Contracts, etc	21
5.12	Compliance with Laws	21
5.13	Other Associations	21
5.14	Environmental Matters	22
5.15	Equity Interests	22
5.16	Lockboxes	23
5.17	Borrowing Base Certificates	23
5.18	Security Interest	23
5.19	Accounts	23
5.20	ERISA	24
5.21	Representations and Warranties for each Revolving Loan	24
5.22	Interrelatedness of Borrower	26
5.23	Commercial Tort Claims	26
5.24	Letter-of-Credit Rights	26
5.25	Intellectual Property	26
5.26	Solvency	27
5.27	Schedules	27
5.28	COVID Relief Program Participation	27
5.29	Material Contracts	27

ARTICLE 6 AFFIRMATIVE COVENANTS		28

6.01	Payment of Taxes and Claims	28
6.02	Maintenance of Insurance, Financial Records and Existence	28
6.03	Business Conducted	29
6.04	Litigation	29
6.05	Taxes	29
6.06	Financial Covenants	29
6.07	Financial and Business Information	30
6.08	Officer’s Certificate	31
6.09	Inspection	32
6.10	Tax Returns and Reports	32
6.11	Material Adverse Developments	32
6.12	Places of Business	32

6.13	Notice of Action	32
6.14	Verification of Information	32
6.15	Accounts Receivables Monitoring System	32
6.16	Commercial Tort Claim	32
6.17	Compliance with Laws	32
6.18	Collateral Reporting	33
6.19	Collateral	33
6.2	Intellectual Property	34
6.21	Deposit Account Control Agreements; Bank Accounts	34
6.22	Right of First Refusal	34
6.23	Change in Management	35
6.24	Sale of ECL	35
6.25	COVID Relief Program Participation	35
6.26	Collateral Access and Books and Records	35
6.27	Post-Closing Obligations	35

ARTICLE 7 NEGATIVE COVENANTS		36

7.01	Merger, Consolidation, Dissolution, Liquidation or Amendments	36
7.02	Liens and Encumbrances	36
7.03	Negative Pledge	38
7.04	Transactions with Affiliates or Subsidiaries	38
7.05	Guarantees	38
7.06	Investments	38
7.07	Loans to Other Persons	39
7.08	Subordinated Debt Payments	39
7.09	Distributions	39
7.10	No Change in Business	39
7.11	Indebtedness	39
7.12	Material Contracts	40
7.13	Fiscal Year; Jurisdiction of Organization	40
7.14	IRS Form 8821	41
7.15	Payroll Accounts	41
7.16	Division of Limited Liability Companies	41

ARTICLE 8 DEFAULT		41

8.01	Events of Default	41
8.02	Cure	45
8.03	Rights and Remedies on Default	45
8.04	WARRANT OF ATTORNEY TO CONFESS JUDGMENT	47
8.05	Nature of Remedies	48
8.06	Set-Off	48
8.07	Application of Proceeds	48

ARTICLE 9 MISCELLANEOUS		49

9.01	GOVERNING LAW	49
9.02	Integrated Agreement	49
9.03	Waiver and Indemnity	49
9.04	Time	50
9.05	Expenses of Lender	50
9.06	Confidentiality	51
9.07	Notices	51
9.08	Brokerage	51
9.09	Headings	51
9.10	Survival	51
9.11	Successors and Assigns	52
9.12	Duplicate Originals	52
9.13	Modification	52
9.14	Signatories	52
9.15	Third Parties	52
9.16	Waivers	52
9.17	CONSENT TO JURISDICTION	53
9.18	WAIVER OF JURY TRIAL	54
9.19	Publication	54
9.20	Discharge of Taxes, Borrower’s Obligations, Etc	54
9.21	Injunctive Relief	54
9.22	Assignment or Syndication by Lender	54
9.23	Severability	55
9.24	Authority	55
9.25	Usury Limit	55
9.26	Termination	55
9.27	Authorization of Borrower Representative by Borrower	55

ARTICLE 10 SPECIAL INTER-BORROWER PROVISIONS		56

10.01	Certain Borrower Acknowledgments and Agreements	56
10.02	Maximum Amount of Joint and Several Liability	57
10.03	Authorization of Borrower Representative by Borrower	57
10.04	Joint and Several Liability	58

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Definitions
Exhibit 2.01(b)	Form of Revolving Note
Exhibit 2.02(a)	Form of Loan Request
Exhibit 4.01(a)	Closing Checklist
Exhibit 4.01(d)	Form of Opinion of Counsel
Exhibit 4.02(c)	Form of Notice Letter Re: Commercial Obligors
Exhibit 4.02(d)	Form of Notice Letter Re: Government Obligors
Exhibit 6.08	Form of Officer’s Certificate

Schedule 1.01 – Ineligible Obligors and Concentration Limits
Schedule 5.01 – Borrower’s State of Qualification
Schedule 5.02 – Jurisdiction of Organization/Chief Executive Office/Other Locations of Collateral/Places of Business/Other Names
Schedule 5.03 – Provider Identification Numbers
Schedule 5.04 – Pending Litigation
Schedule 5.05 – Medicare and Medicaid Audits
Schedule 5.06 – Permitted Liens
Schedule 5.09 – Fiscal Year End/Organization Number/Tax I.D. Numbers
Schedule 5.11 – Existing Guaranties, Investments, Indebtedness and Borrowings
Schedule 5.13 – Other Associations
Schedule 5.14 – Environmental Matters
Schedule 5.15 – Organizational Structure
Schedule 5.23 – Commercial Tort Claims
Schedule 5.24 – Letter-of-Credit Rights
Schedule 5.25 – Intellectual Property
Schedule 5.28(b) – CARES Act Provider Relief Payments
Schedule 5.29 – Material Contracts
Schedule 7.06 – Investments
Schedule 7.11 – Indebtedness

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is dated this 31st day of March, 2023, by and among ENZO CLINICAL LABS, INC., a New York corporation (“ECL”), and ENZO LIFE SCIENCES, INC., a New York corporation (“ELS”), and such other Persons joined hereto as Borrower from time to time (together with ECL and ELS, individually and collectively, “Borrower”) and GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company, as lender (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to Borrower, on a joint and several basis, a Credit Facility in the maximum principal amount up to Eight Million and No/100 Dollars ($8,000,00.00), which will be secured by a first priority perfected security interest in the Collateral; and

WHEREAS, Lender is willing to make the Credit Facility available to Borrower pursuant to the terms and provisions hereinafter set forth; and

WHEREAS, the parties desire to set forth the terms and conditions of their relationship in writing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS, ACCOUNTING TERMS AND

PRINCIPLES OF CONSTRUCTION

1.01 Terms Defined. As used in this Agreement, those terms set forth in Annex I shall have the respective meanings set forth therein.

1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean EBI and its domestic Subsidiaries on a consolidated and consolidating basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. For the purposes hereof, “fiscal quarter” shall mean each quarterly accounting period during any fiscal year; provided, that, all references to the fiscal quarter ending October 31, January 31, April 30 or July 31 shall mean the first, second, third or fourth fiscal quarter of the applicable fiscal year, respectively, irrespective of the actual date on which such fiscal quarter may end.

1.03 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.04 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all expenses that have accrued and are unpaid and for which a claim has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Lender of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable and documented attorneys’ fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the commitments of Lender. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

1.05 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.06 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Article 2

THE LOANS

2.01 Credit Facility – Description.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for benefit of Borrower a credit facility (“Credit Facility”) which shall include Advances which may be extended by Lender to or for the benefit of Borrower from time to time hereunder in the form of revolving loans (“Revolving Loans”) consisting of a line of credit facility which shall be made available to Borrower on the Closing Date in an aggregate principal amount equal to the Revolving Loan Commitment. The aggregate outstanding amount of all Advances shall not, at any time, exceed the Revolving Loan Commitment; and the aggregate outstanding amount of all Revolving Loans shall not, at any time, exceed the Borrowing Base. In no event shall the initial principal amount of any Revolving Loan be less than $25,000.00. Subject to such limitation, the outstanding balance of all Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Loans which may be made by Lender. If the aggregate outstanding amount of all Revolving Loans exceeds the Borrowing Base, or if the aggregate outstanding amount of all Advances (whether in the form of Revolving Loans or otherwise), exceeds the Revolving Loan Commitment, Borrower shall immediately repay such excess in full pursuant to Section 2.05(b) hereof. Lender has the right at any time, and from time to time, to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate in the exercise of its reasonable credit judgment; provided that Lender shall provide Borrower with written notice of any adjustment to reserves the same day as adjustment is effected, and the parties hereto hereby agree that an updated Borrowing Base Certificate shall constitute such written notice. The Obligations of Borrower under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional.

(b) At Closing, Borrower shall execute and deliver a promissory note to Lender in the principal amount of the Revolving Loan Commitment (as may be amended, modified or replaced from time to time, the “Revolving Note”). The Revolving Note shall evidence Borrower’s joint and several, absolute and unconditional obligation to repay Lender for all Revolving Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Loan under the Credit Facility shall be deemed evidenced by the Revolving Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Note shall be substantially in the form set forth in Exhibit 2.01(b) attached hereto and made a part hereof.

(c) [Intentionally Omitted.]

(d) The initial term of the Credit Facility (the “Initial Term”) shall expire on March 29, 2024. All Revolving Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (the “Maturity Date”). After the Maturity Date no further Revolving Loans shall be available from Lender.

(e) From time to time, upon not less than three (3) Business Days’ notice to Borrower, Lender may adjust the Advance Rate in order to reflect, in Lender’s reasonable credit judgment, the experience with Borrower (including by way of illustration, to adjust for any known or potential offsets by Medicare or Medicaid) or the aggregate amount or percentage of the Collections with respect to the Accounts.

2.02 Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing hereunder, Lender will make Revolving Loans to Borrower upon request. Lender shall provide Borrower with a report regarding the Borrowing Base then in effect (a “Borrowing Base Certificate”) on the first Business Day of each week (such date shall be referred to herein as the “Settlement Date”), whether or not Borrower has requested a Revolving Loan to be made on such date. If Borrower does not request a Revolving Loan on any Settlement Date, Borrower Representative shall cause the Borrowing Base Certificate to be executed by a duly Authorized Officer and return such duly executed Borrowing Base Certificate to Lender that same day. Borrower may request a Revolving Loan on any Settlement Date or any other day of the week (such day on which a Revolving Loan is requested to be made is referred to herein as the “Funding Date”). Upon request by Borrower of a Revolving Loan on any Funding Date, which such request shall be received by Lender no later than 12:00 P.M. on such Funding Date, Lender shall prepare a Borrowing Base Certificate and a written request for such Revolving Loan substantially in the form of Exhibit 2.02(a) hereto (a “Loan Request”) and forward such Loan Request to Borrower Representative for execution. Subject to the terms and conditions of this Agreement, if the executed Borrowing Base Certificate and Loan Request are received by Lender before 4:00 P.M. on any Funding Date, Lender will advance on such Funding Date (or the next Business Day if the executed Borrowing Base Certificate and Loan Request are received by Lender after 4:00 P.M.) to Borrower a Revolving Loan in the amount equal to the lesser of (i) the amount of the Revolving Loan requested by Borrower in the Loan Request, or (ii) the Borrowing Base Excess as of such date. Any Advances made by Lender hereunder shall be treated for all purposes as, and shall accrue interest at the same rate applicable to, Revolving Loans. In the event that the Loan Request does not comply with the foregoing requirements within the timing parameters set forth above, Lender is under no obligation to provide the requested Advance.

(b) The Borrowing Base Certificate and the Loan Request may be delivered via facsimile or digitally scanned and delivered by internet electronic mail, and Borrower acknowledges that Lender may rely on Borrower’s signature by facsimile or by scanned image, which shall be legally binding upon Borrower.

(c) Whether or not Borrower has requested a Revolving Loan to be made on such date, Lender may at any time charge against the Credit Facility an amount equal to all fees, Expenses, principal, interest or other amounts as and when due and payable to Lender hereunder, and such charge shall be deemed to be a Revolving Loan and an Advance hereunder.

(d) Accounts Data File; Billed Claim File.

(i) Not later than 5:00 P.M. two (2) Business Days prior to each Settlement Date (the “Download Date”), Borrower will deliver to Lender a system-generated data file associated with the Accounts, which shall include, without limitation, the information (including changes in the Obligor reimbursement rates and changes in federal or state laws or regulations affecting payment for medical services), required by Lender to enable Lender to process and value the outstanding Accounts of Borrower, as well as bill and collect such Accounts following the occurrence and during the continuance of an Event of Default (“Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender or its agent will prepare and deliver to Borrower Representative a Borrowing Base Certificate by no later than 12:00 PM on the second (2nd) Business Day following the Download Date.

(ii) No later than 5:00 P.M. (Eastern time) on the tenth (10th) day after the preceding month end, Borrower will deliver to Lender, (A) a system-generated billed claim file (the “Billed Claim File”), reflecting all billed claims for a rolling six-month period (or such other timeframe as reasonably specified by Lender) with such rolling six-month period beginning ten months prior to the most recent month end; and (B) a system-generated transaction file, reflecting all transactional activity on the billed claims reflected in the Billed Claim File for the most recent trailing ten month period (or such other timeframe as reasonably specified by Lender).

(iii) No later than 5:00 P.M. ten (10) days after the preceding month end Borrower will deliver to Lender a system-generated monthly cash posting file for such preceding month.

(e) Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.03 Interest and Fees.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Loan is paid in full, at a rate per annum equal to the Term SOFR plus Five and one-half of one percent (5.50%) (together, the “Interest Rate”). In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(b) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Revolving Loan then outstanding shall be the Default Rate. The Default Rate shall apply, at Lender’s option from the date of the Event of Default until the date such Event of Default is cured or waived, and interest accruing at the Default Rate shall be payable upon demand. If at any time the outstanding balance of the Revolving Loans is less than One Million and No/100 Dollars ($1,000,000.00) (during each such period such minimum amount being referred to as the “Minimum Balance”), Borrower shall pay interest at a rate per annum equal to the Interest Rate times the Minimum Balance until such time as the outstanding balance on the Revolving Loans exceeds the Minimum Balance (the “Minimum Use Fee”).

(c) Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrower shall unconditionally be obligated to pay at the time of such termination, a fee (the “Termination Fee”) in an amount equal to three percent (3.00%) of the Revolving Loan Commitment if such early termination occurs on or prior to the tenth (10th) day before the last day of the Initial Term.

Borrower acknowledges that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents which by their terms specifically survive termination shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

(d) Borrower shall unconditionally pay to Lender a fee (the “Unused Line Fee”) equal to 0.04167% per month of the unused portion of the Revolving Loan Commitment, which fee shall be calculated and payable monthly, in arrears. The unused portion of the Revolving Loan Commitment shall be the difference between (i) the Revolving Loan Commitment and (ii) the greater of (x) the average daily outstanding balance of the Revolving Loans during each month (or portion thereof, as applicable), or (y) the Minimum Balance, which fees shall be calculated and payable monthly, in arrears.

(e) Borrower shall pay Lender a collateral monitoring fee (“Collateral Monitoring Fee”) equal to 0.15% per month of the average daily Borrowing Base during the prior month (or portion thereof, as applicable).

2.04 Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Revolving Loans shall be based on a year of three hundred sixty (360) days and charged pro rata for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Revolving Loans shall continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy or insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.05 Payments.

(a) All accrued interest on the Revolving Loans (excluding the portion of such accrued interest that constitutes a Minimum Use Fee, if any) shall be due and payable monthly on the first calendar day of each month. Any accrued Minimum Use Fees, Unused Line Fees and Collateral Monitoring Fees for each calendar month shall be due and payable monthly on the first calendar day of the following calendar month.

(b) If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the Borrowing Base then in effect, or, the aggregate of all Advances exceeds the Revolving Loan Commitment, Borrower shall immediately make such principal prepayments of the Revolving Loans as is necessary to eliminate such excess.

(c) The entire principal balance of all of the outstanding Advances, together with all unpaid accrued interest thereon and the Termination Fee, if any, and any unpaid Unused Line Fees, Minimum Use Fees and Collateral Monitoring Fees shall be due and payable on the Maturity Date.

(d) Subject to the terms of Section 2.03(c), Borrower may terminate the Credit Facility and prepay the Obligations on any Business Day (the “Prepayment Date”) by giving Lender written notice of the proposed prepayment at least five (5) Business Days prior to such Prepayment Date. For the avoidance of doubt, (i) Borrower may make partial prepayments of the Revolving Loans on any Business Day without premium or penalty, and (ii) Collections shall be applied to the Obligations on each Settlement Date as provided in this Agreement.

(e) [Intentionally Omitted.]

(f) Except as specifically permitted by Section 7.01(a) hereof, if Borrower sells any of the Collateral other than in the ordinary course of Borrower’s business and consistent with past practice or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Lender a sum equal to one hundred percent (100%) of the net proceeds (including insurance proceeds) received by Borrower from such sale, loss or destruction unless otherwise agreed to by Lender, as and when received by Borrower as a mandatory prepayment of the outstanding Revolving Loans, until all Obligations are paid and satisfied in full.

(g) All payments and prepayments shall be applied as set forth in Section 2.07(f) and Section 2.08(b). Except as otherwise provided herein, all payments by (or on behalf of) Borrower hereunder (including principal, interest, fees and any other amount due hereunder) shall be remitted to Lender in immediately available funds not later than 11:00 A.M. on the date specified herein; provided that, for the avoidance of doubt, any such payments shall be deemed not to have been received by Lender on any day unless immediately available funds have been credited to the Collection Account by 11:00 A.M. on such day. Any payment received by Lender in immediately available funds in the Collection Account later than 11:00 A.M. shall be deemed to have been received on the following day and any applicable interest, fee or other amount shall continue to accrue until such following day. Whenever any payment is stated as due on a calendar day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and interest and any other amount due hereunder shall continue to accrue during such extension. In addition, and notwithstanding anything to the contrary contained in this Agreement, each Borrower hereby authorizes Lender to charge interest, principal, fees and all other amounts due to Lender hereunder as and when due against the Credit Facility with respect to any such payments due and payable under the Revolving Loans, and each such charge shall be deemed to be a Revolving Loan and an Advance hereunder, as of the date on which such payment is due.

2.06 Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used (i) to repay existing Indebtedness of Borrower and (ii) for working capital and general business purposes.

2.07 Lockboxes and Collections.

(a) Borrower will enter into Depository Agreements in respect of the Government Lockbox and Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender. Borrower shall instruct the Lockbox Bank maintaining the Government Lockbox that all collections sent to the Government Lockbox shall be deposited into a bank account at the Lockbox Bank. Borrower shall instruct the Lockbox Bank maintaining the Commercial Lockbox that all Collections sent to the Commercial Lockbox shall be deposited into a bank account at the Lockbox Bank in the name of Lender. Borrower shall also instruct the Lockbox Bank as described further in the Depository Agreements to initiate or accept initiation by Lender of a daily transfer of all available funds to an account of Lender to be designated by Lender (the “Collection Account”).

(b) Borrower will cause all Collections with respect to all of the Accounts, other than Government Accounts, to be sent directly to the Commercial Lockbox, and will cause all Collections with respect to all of the Government Accounts to be sent directly to the Government Lockbox (which may be effectuated by electronic transfer directly to the Government Lockbox). In the event that Borrower receives any Collections that should have been sent to the Commercial Lockbox or the Government Lockbox, Borrower will, promptly upon receipt and in any event within one (1) Business Day of receipt, forward such Collections directly to ‘the Commercial Lockbox or Government Lockbox, as applicable, in the form received, and if requested by Lender, shall promptly notify Lender of such event. Until so forwarded, such Collections not generated from Government Accounts shall be held in trust for the benefit of Lender.

(c) Borrower shall not withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox are deposited, nor shall Borrower change the procedures under the agreements governing the Commercial Lockbox and related accounts.

(d) Borrower will cooperate with Lender in the identification and reconciliation on a monthly basis of all amounts received in the Commercial Lockbox and the Government Lockbox. If more than ten percent (10%) of the Collections since the prior month end is not identified or reconciled to the satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Revolving Loans until such unidentified or unreconciled Collections are identified or reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender within the time period specified above, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrower’s expense (which, in the case of Lender’s own staff, shall be in accordance with Lender’s then-prevailing customary charges (plus expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrower will not send to or deposit in the Commercial Lockbox or the Government Lockbox any funds other than payments made with respect to Accounts.

(f) Prior to the occurrence of an Event of Default and subject to the provisions of Section 2.05(g), on each Business Day, Lender shall cause all Collections deposited and/or transferred to the Collection Account on the prior Business Day to be disbursed in the following order of priority (for purposes of calculating interest, all funds deposited in the Collection Account for application to any Revolving Loans shall be subject to a five (5) Business Day clearance period):

(i) to Lender, any costs and Expenses of Lender required to be paid or reimbursed by Borrower under this Agreement or under any of the other Loan Documents;

(ii) to Lender, in the amount of any Borrowing Base Deficiency, if any, to be applied against the Obligations;

(iii) subject to Section 2.03(c), if applicable, to Lender, the amount of any prepayment of principal of which Borrower has given at least two (2) Business Days’ prior notice to Lender; and

(iv) to Lender, to be applied to any Advances outstanding under the Revolving Loans.

In addition, on each Settlement Date, so long as no Event of Default shall have occurred and remain outstanding, Lender shall disburse to Borrower the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on or before the next Settlement Date.

2.08 Application of Proceeds of Collateral.

(a) Unless this Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, Lender agrees to apply all Collections as set forth in Section 2.07(f) hereof.

(b) If an Event of Default shall have occurred and remain outstanding, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion.

(c) Transfer of Funds from Blocked Accounts. During a Cash Control Period, Lender shall have the right, at Lender’s election in its sole discretion, to require that funds on deposit in a Blocked Account be transferred on each Business Day as directed by Lender pursuant to the terms of the applicable Deposit Account Control Agreement, and Borrower agrees to take all actions required by Lender or by any bank at which any Blocked Account is maintained in order to effectuate the transfer of funds in this manner. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such instruments have actually been collected. Following the termination of any Cash Control Period, Lender agrees to take all actions required by Borrower to rescind or nullify any automatic transfers of funds deposited into any Blocked Account and to give Borrower control over the Blocked Accounts and all funds deposited therein, subject to the terms of a Deposit Account Control Agreement.

2.09 Fees. As of the Closing, Lender has fully earned, and Borrower shall have paid to Lender, a non-refundable commitment fee (the “Commitment Fee”) equal to Eighty Thousand and No/100 Dollars ($80,000.00).

Article 3

COLLATERAL

3.01 Description. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of Borrower in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”):

(a) all Accounts; (b) all cash and currency; (c) all Chattel Paper; (d) those certain Commercial Tort Claims set forth on Schedule 5.23 hereto; (e) all Deposit Accounts; (f) all Documents; (g) all Equipment; (h) all Fixtures; (i) all General Intangibles; (j) all Instruments; (k) all Inventory; (l) all Investment Property; (m) all Letter-of-Credit Rights; (n) all Goods; (o) all oil, gas or other minerals before extraction; (p) all pledged equity; (q) all other Property and assets owned by such Borrower; (r) all books and records pertaining to the foregoing; and (s) all collections, Accessions, receipts and all Proceeds of any and all of the foregoing.

All capitalized terms in this Section 3.01 shall have the meanings set forth in the Uniform Commercial Code unless otherwise defined herein.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to (a) any Property that is the subject of a Lien securing purchase money Indebtedness permitted under this Agreement pursuant to documents that prohibit Borrower from granting any other Liens in such Property, (b) more than sixty-five percent (65%) of the Equity Interests of any entity organized under the laws of any jurisdiction outside of the United States, (c) any application to register a trademark with the United States Patent and Trademark Office on the basis of an “intent-to-use” until an applicable statement of use has been submitted and accepted by the United States Patent and Trademark Office with respect thereto, and (d) any lease, license or other contract of Borrower if the grant of a security interest in such lease, license or contract in the manner contemplated by this Agreement is prohibited by the terms of such lease, license or contract or by Applicable Law and would result in the termination of such lease, license or contract or give the other parties thereto the right to terminate, accelerate or otherwise adversely alter Borrower’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in the foregoing clause (a) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such lease, license or contract or in any Applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, license or contract shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

Borrower and the Lender hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses.

3.02 Extent of Security Interests. The security interest granted in Section 3.01 hereof shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located.

3.03 Lien Documents. At Closing and thereafter as Lender deems necessary, Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction in which Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b) Other Agreements. Any other agreements, documents, instruments and writings, including security agreements, deposit account control agreements, deeds of trust or mortgages with respect to any real property owned by Borrower, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s Liens and security interest in the Collateral or as Lender may reasonably request from time to time, including a waiver agreement from each landlord with respect to any real property leased by Borrower, in form and substance satisfactory to Lender.

3.04 Other Actions.

(a) In addition to the foregoing, Borrower shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s request, Borrower shall also promptly deliver (with execution by Borrower of all necessary documents or forms to reflect Lender’s security interest therein) to Lender all items for which Lender must or may receive possession to obtain a perfected security interest in the Collateral.

(b) Lender is hereby authorized to file financing statements naming Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower’s signature if permitted by law. Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights and Investment Property (each as defined in the UCC).

3.05 Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(a) UCC Searches. With respect to Borrower, UCC searches with the Secretary of State and local filing office of its jurisdiction of organization and local filing office of each state where Borrower maintains its chief executive office and/or a place of business or assets;

(b) Judgments, Etc. Judgment, federal tax Lien and corporate tax Lien searches against Borrower, in all applicable filing offices of each state searched under Section 3.05(a) hereof.

3.06 Good Standing Certificates. Borrower shall, prior to or at Closing and at Borrower’s expense, obtain and deliver to Lender good standing or equivalent certificates showing Borrower to be in good standing in its state of incorporation or organization and authorized to transact business as a foreign corporation or entity in each other state or foreign country in which it is doing business for which Borrower’s failure to be so qualified could reasonably be expected to cause a Material Adverse Effect.

3.07 [Intentionally Omitted.]

3.08 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on the Collateral; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or that is necessary to perfect Lender’s security interest or Lien in the Collateral; (c) verify the validity, amount or any other matter relating to the Collateral by mail, telephone, facsimile, pdf or otherwise; and (d) following the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral.

3.09 [Reserved].

3.10 Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loans may from time to time be temporarily in a credit position, until the termination of this Agreement and the full payment and satisfaction of the Obligations. Any reserves or balances to the credit of Borrower, and any other Property of Borrower in the possession of Lender, may be held by Lender and applied in whole or partial satisfaction of such Obligations which are then due and payable in accordance with the terms of this Agreement. The Liens and security interests granted to Lender herein and any other Lien or security interest which Lender may have in any other assets of Borrower secure payment and performance of all present and future Obligations.

(b) Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, Liens, security interests or remedies, or any of Lender’s rights under this Agreement.

3.11 Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of Borrower regarding the Collateral covered by such Loan Documents.

3.12 Guaranty Agreement. Borrower shall cause the Guaranty Agreement to be executed and delivered to Lender in form and substance satisfactory to Lender, pursuant to which each Guarantor shall, among other things, guarantee the payment of all Obligations hereunder.

Article 4

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement and the making of each Revolving Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

4.01 Resolutions, Opinions and Other Documents. Prior to the Closing, Borrower shall have delivered to Lender the following:

(a) each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Checklist attached hereto as Exhibit 4.01(a) in each case in form and substance satisfactory to Lender in its sole discretion (with such number of originals or copies as required by Lender) executed by each of the Loan Parties party thereto and other required Persons, as applicable;

(b) certified copies of (i) resolutions of Borrower’s board of director(s), or manager(s), as applicable, authorizing the execution of the Loan Documents and each other document to which it is a party, required to be delivered by any Section hereof and (ii) Borrower’s Organizational Documents;

(c) incumbency certificates identifying all Authorized Officers of Borrower, with specimen signatures;

(d) a written opinion of Borrower’s independent counsel addressed to Lender in the form attached hereto as Exhibit 4.01(d), which shall include, without limitation, an opinion that Lender has a perfected security interest in the Collateral;

(e) payment by Borrower of all Expenses associated with the Credit Facility incurred to the Closing Date and the Commitment Fee;

(f) UCC, judgment, federal and state tax Lien searches pursuant to Section 3.05 hereof, which searches shall verify that Lender will have a first priority security interest in the Collateral, subject to Permitted Liens;

(g) Evidence reasonably satisfactory to Lender that Borrower’s Minimum Liquidity is in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) after giving effect to the initial Revolving Loan, payment of all Expenses, other fees and disbursements and the Commitment Fee and payment of certain other current Obligations and Indebtedness;

(h) to the extent applicable, payoff letters and releases from all Persons having a security interest or other interest in the Collateral (excluding Permitted Liens), together with all UCC-3 terminations or partial releases necessary to terminate such Persons’ interests in the Collateral;

(i) certification by Borrower that all past-due payroll and unemployment taxes for the Healthcare Facilities have been paid in full and that all such payroll and unemployment taxes remain current;

(j) copies (or access to copies) of each of the accreditations, licenses, permits and certifications related to the representations in Section 5.03 hereof, and all Contracts requested by Lender;

(k) monthly and year-to-date consolidated and consolidating financial statements for the month ending February 28, 2023;

(l) satisfactory background checks on the senior management of Borrower;

(m) recently dated financial statements of each Guarantor and a copy of such Guarantor’s most recent filed federal income tax return;

(n) evidence satisfactory to Lender that the Required Insurance is in full force and effect and that Lender has been named as a lender’s loss payee or additional insured, as applicable, with respect to such Required Insurance in a manner satisfactory to Lender;

(o) all UCC financing statements and similar documents required to be filed in order to create in favor of Lender a first priority and exclusive (except for Permitted Liens) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been (or will be simultaneous with the Closing) properly filed in each office in each jurisdiction required;

(p) Lender shall have received a fully executed copy of the Purchase Documents, which shall be true, correct and complete;

(q) all information necessary for Lender to issue wire transfer instructions on behalf of Borrower for the initial and subsequent Revolving Loans and/or Advances, including disbursement authorizations in form acceptable to Lender;

(r) a certificate dated the Closing Date and signed by an Authorized Officer of Borrower certifying that all of the conditions specified in this Section 4.01 and Section 4.02 hereof have been fulfilled and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of Borrower since December 31, 2022; and

(s) all other documents, information and reports required or requested to be executed and/or delivered by Borrower under any provision of this Agreement or any of the Loan Documents.

4.02 Additional Preconditions to Revolving Loans. Lender’s obligation to make the initial Revolving Loan and each subsequent Revolving Loan shall be subject to the satisfaction of each of the following conditions:

(a) After giving effect to each such Revolving Loan, (i) the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Borrowing Base then in effect and the aggregate amount of all Advances shall not exceed the Revolving Loan Commitment and (ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(b) All representations and warranties of Borrower shall be deemed reaffirmed as of the making of such Revolving Loan and shall be true in all material respects (or, if any such representation or warranty is by its term qualified by concepts of materiality, such representation or warranty is true and correct in all respects) both before and after giving effect to such Revolving Loan, and no Default or Event of Default shall have occurred and be continuing, Borrower shall be in compliance with this Agreement and the other Loan Documents, and Borrower shall have certified such matters to Lender.

(c) [Reserved].

(d) [Reserved].

(e) Borrower shall have taken all actions necessary to permit Lender’s accounts receivable monitoring system to interpret the files (including the Accounts Detail File) provided by Borrower to Lender with respect to all of the Eligible Accounts.

(f) The lockbox arrangements required by Section 2.07 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender’s satisfaction, as required by Section 2.07(d) hereof.

(g) No Default or Event of Default hereunder shall have occurred and be continuing.

4.03 Closing. Subject to the conditions of this Article 4, the Credit Facility shall be made available on the date (the “Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.01 and 4.02 hereof are completed (the “Closing”).

4.04 Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

Article 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Revolving Loans under the Credit Facility to Borrower, Borrower warrants and represents to Lender that:

5.01 Organization and Validity.

(a) Borrower is duly organized as either a partnership, corporation or limited liability company and is validly existing under the laws of its state of organization, incorporation or formation, is duly qualified, validly existing and, to the extent applicable, in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction in which the nature and extent of its business requires qualification, in each case except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Effect. A list of all states and other jurisdictions in which Borrower is qualified to do business is attached hereto as Schedule 5.01 and made a part hereof.

(b) The making and performance of this Agreement and the other Loan Documents, and each document required by any Section hereof, will not (i) violate any law, government rule, regulation, order, judgment or award applicable to Borrower or its Property, (ii) violate any provision of Borrower’s Organizational Documents, or (iii) violate or result in a default (immediately, with the passage of time or with the giving of notice) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of, and has not knowingly caused any other Person to violate any term of, any agreement or instrument to which it or such other Person is a party or by which it may be bound or of its Organizational Documents or minutes, which violation could reasonably be expected to cause a Material Adverse Effect.

(c) Borrower has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(d) This Agreement and each other Loan Document required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon each Borrower party thereto and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity).

(e) The Guaranty Agreement is valid and binding upon Guarantor and enforceable in accordance with its terms, except as such enforceability may be limited by applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity).

5.02 Places of Business. Borrower’s jurisdiction of organization is set forth in Schedule 5.02 hereto, and (a) Borrower’s chief executive office, (b) all other places of business of each Borrower and (c) each Healthcare Facility and any other locations of any Collateral are located at the corresponding addresses set forth on Schedule 5.02 hereto. Except as disclosed on Schedule 5.02 hereto: (x) Borrower has not been organized in any other jurisdiction nor changed any such location in the last five (5) years, (y) Borrower has not changed its name in the last five (5) years, and (z) during such period Borrower has not used, nor does Borrower now use, any fictitious or trade name.

5.03 Healthcare Matters.

(a) Operation of Facilities. Borrower owns or leases facilities sufficient to permit it to provide health care services and (i) maintains Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on Schedule 5.03 hereto, all of which are current and valid and Borrower has not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (ii) has obtained all material Permits necessary for Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Code. Borrower has not been notified by any such governmental authority or other Person during the immediately preceding 24-month period that such party has rescinded, limited or not renewed, or intends to rescind, limit or not renew, any such license or approval.

(b) Healthcare Permits. Borrower has (i) each material Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership and operation of the Healthcare Facilities, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such material Permit. All such material Permits are valid and in full force and effect, and Borrower is in material compliance with the terms and conditions of all such material Permits.

(c) Specific Licensing. Each Healthcare Facility is duly licensed to the extent required by the Applicable Laws of the state in which the Healthcare Facility is located to the extent such Healthcare Facility is required to be licensed under such Healthcare Laws.

(d) Participation Agreements/Provider Status/Cost Reports.

(i) Borrower has the requisite participation agreement or provider number or other Permit to bill the respective Medicaid program in the state or states in which Borrower operates (to the extent Borrower participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including Medicare) which have historically accounted for any portion of the revenues of such Healthcare Facility.

(ii) There is no investigation, audit, claim review or other action pending or, to the knowledge of Borrower, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation or non-renewal of any participation agreements with Third Party Payors with respect to the business of Borrower (collectively, “Participation Agreements”) or provider number or other Permit or result in Borrower’s exclusion from any Third Party Payor Program, nor has Borrower received any notice from any Third Party Payor Program that it intends not to renew any Participation Agreement or provider agreement or other Permit related to any Healthcare Facility, nor has Borrower made any decision not to renew any Participation Agreement or provider agreement or other Permit, nor is there any action pending or, to the knowledge of Borrower, threatened to impose material intermediate or alternative sanctions with respect to any Healthcare Facility.

(iii) Borrower, and, to the knowledge of Borrower, its contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Healthcare Facilities and have maintained their records to reflect such billing practices. No funds relating to Borrower are now, or, to the knowledge of Borrower, will be, withheld by any Third Party Payor.

(iv) All Medicare, Medicaid and private insurance cost reports and financial reports required to be submitted by Borrower, if any, are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Healthcare Facilities remain “open” or unsettled. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending with respect to the Healthcare Facilities or Borrower, except in accordance with applicable settlement or appeals procedures that are timely and reasonably pursued and except as a result of any delays resulting from the standard procedures of, or any processing delays by, the applicable Third Party Payor.

(e) No Violation of Healthcare Laws.

(i) None of the Healthcare Facilities or Borrower is in material violation of any Healthcare Laws.

(ii) Borrower is HIPAA Compliant. Neither Borrower nor any Healthcare Facility has received during the previous three (3) years any notice of allegation or investigation regarding any HIPAA Breach, as that term is defined in the law, or breach of similar state privacy law. Neither Borrower nor any Healthcare Facility has experienced during the previous three (3) years any HIPAA Breach requiring notification to the affected individual or the Secretary of the Department of Health and Human Services.

(iii) [intentionally omitted].

(f) Healthcare Proceedings. Neither Borrower nor any Healthcare Facility is subject to any Healthcare Proceeding, suit or, to Borrower’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which may result in the imposition of a fine, an alternative, interim or final sanction, or a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which could reasonably be expected to have a Material Adverse Effect on Borrower or the operation of any individual Healthcare Facility; (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate provider agreement or Permits of any Healthcare Facility; (iii) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower (including, but not limited to, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports; or (iv) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by Borrower.

(g) Fraud and Abuse.

(i) Borrower has not, and to its knowledge has not been alleged to have, and no Person with an “ownership interest” or “indirect ownership interest” (as each such phrase is defined at 42 C.F.R. 420.201), officer, manager, employee or agent of Borrower has, engaged in any of the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Government Reimbursement Program; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Government Reimbursement Program; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Government Reimbursement Program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Reimbursement Program, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by any Government Reimbursement Program; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for certification under any Government Reimbursement Program, or (2) information required to be provided under 42 U.S.C. § 1320a-3.

(ii) Borrower has not been, and to its knowledge has not been alleged to be, and no Person with an “ownership interest” or “indirect ownership interest” (as each such phase is defined at 42 C.F.R. 420.201), officer, manager, employee or agent of Borrower has: (A) had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended”, excluded or “debarred” from any Government Reimbursement Program or from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to Federal government agencies generally (48 C.F.R. Subpart 8.4), or other Applicable Laws or regulations; (C) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. § § 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. § § 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.; (E) been made a party to any other action by any Governmental Authority that may result in suspension, exclusion, or debarment from any Government Reimbursement Program or that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) been or become subject to any Federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

(h) Regulatory Compliance.

(i) Borrower is in compliance in all material respects with all applicable statutes, rules, regulations, directives, standards, guidances, policies or orders issued by relevant Regulatory Authorities. Borrower has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted, or as proposed to be conducted. No Regulatory Authority is considering limiting, suspending, or revoking such Registrations or requiring changes to the marketing classification or labeling or other significant parameter adversely affecting any product or service of any Borrower. To best knowledge of Borrower, any third party that is a manufacturer, supplier, distributor or contractor for Borrower is in compliance, and has been (to the extent applicable) in compliance for the previous six years, with all Registrations required by relevant Regulatory Authorities and all Public Health Laws that reasonably pertain to product components of, accessories to, or products regulated as drugs or medical devices and marketed or distributed by Borrower. There are no facts that furnish any reasonable basis for any Regulatory Action by that Regulatory Authority.

(ii) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of Borrower that are subject to the jurisdiction of any Regulatory Authority have been and are being, to the best knowledge of Borrower, designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance in all material respects with the Public Health Laws and, to the best knowledge of Borrower, have been (to the extent applicable) for the previous six years. All activities conducted by Borrower are conducted in compliance in all material respects with the Public Health Laws.

(iii) No Borrower is subject to any obligation arising under a Regulatory Action, and no such obligation has been threatened. There is no Regulatory Action or other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or request for information pending against Borrower or an officer, director, or employee of Borrower, and no Borrower has any liability (whether actual or contingent) for failure to comply with any Public Health Laws.

(iv) No Loan Party is undergoing any inspection by any Regulatory Authority related to any activities or products of Borrower that are subject to Public Health Laws.

(v) No Borrower has received any notice or communication from any Regulatory Authority alleging noncompliance with any Public Health Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity. No proceedings seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened against any Borrower.

5.04 Pending Litigation. Other than as set forth on Schedule 5.04 hereto, there are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority or arbitration board or tribunal which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect. No Member or executive officer of Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any racketeering or other similar criminal conduct or activity.

5.05 Medicaid and Medicare Cost Reporting. The Medicaid and Medicare cost reports of each facility and of the home office of Borrower for all cost reporting periods have been submitted when and as required to (a) as to Medicaid, the state agency, or other CMS-designated agent or agent of such state agency, charged with such responsibility or (b) as to Medicare, the Medicare intermediary or other CMS-designated agent charged with such responsibility. Other than as listed on Schedule 5.05, no cost report indicates and no audit has resulted in any determination that Borrower was overpaid for Medicaid and Medicare by Fifty Thousand and No/100 Dollars ($50,000.00) or more in any of the most recent three (3) fiscal years covered by such audit.

5.06 Title to Collateral. Borrower has good and marketable title to all the Collateral it respectively purports to own, free from co-owners, Liens, claims and encumbrances, except those of Lender and those listed on Schedule 5.06 hereto and permitted by Section 7.02 (the “Permitted Liens”). The possession and use of the Collateral does not and will not infringe, misappropriate or otherwise violate any material Intellectual Property rights of any other Person in any material respect.

5.07 Governmental Consent. Neither the nature of Borrower or of Borrower’s business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the execution, issuance and/or delivery of this Agreement or the Revolving Note, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Note or the other Loan Documents, except for filings relating to the perfection of Lender’s security interest in the Collateral and any other filings or notices required hereunder that have been made or given.

5.08 Taxes. All tax returns required to have been filed by Borrower in any jurisdiction have in fact been filed, and all Taxes, assessments, fees and other governmental charges upon Borrower or upon any of its Property, income or franchises, which are shown to be due and payable on such returns, have been paid, except for those Taxes being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower that could reasonably be expected to cause a Material Adverse Effect.

5.09 Financial Statements.

(a) Borrower’s internally-prepared balance sheet as of October 31, 2022 and audited balance sheet as of July 31, 2022 and the related income statements and statements of cash flows for the period and year then ended (complete copies of which have been delivered to Lender) have been prepared in accordance with GAAP and present fairly, accurately and completely the financial position of Borrower as of such dates and the results of its operations for such period and year then ended.

(b) Since the date of the financial statements of Borrower delivered to Lender hereunder, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. All financial statements of Borrower previously furnished to Lender present fairly, in all material respects, the financial condition of the Borrower as of the date of such financial statements and for the period then ended.

(c) The fiscal year for Borrower currently ends on the date set forth on Schedule 5.09 hereto. Borrower’s Federal tax identification number and organization number are as set forth on Schedule 5.09 hereto.

5.10 Full Disclosure. Neither the financial statements referred to in Section 5.09 hereof, nor this Agreement or related agreements and documents or any written statement furnished by Borrower to Lender in connection with the negotiation of the Credit Facility and contained in any financial statements or documents relating to Borrower, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which made and as of the time at which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered thereby may differ materially from projected or forecasted results).

5.11 Guarantees, Contracts, etc.

(a) Borrower does not own or hold partnership interests or equity or long-term debt investments in, nor does it have any outstanding advances to, or serve as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person except as described in Schedule 5.11 hereto.

(b) Borrower is not a party to any contract or agreement, or subject to any charter or other entity restriction, which could reasonably be expected to cause a Material Adverse Effect.

(c) Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of the Collateral whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien or encumbrance not permitted by this Agreement.

5.12 Compliance with Laws.

(a) Borrower is not in violation of, and has not received written notice that it is in violation of, nor has Borrower knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality or county or of any other jurisdiction, or of any agency, or department thereof (including environmental laws and regulations), which could reasonably be expected to cause a Material Adverse Effect.

(b) Borrower is current with all reports and documents required to be filed with any state or federal securities commission (if any) or similar agency and is in full compliance with all applicable rules and regulations of such commissions, except where such failure to so file or comply could not reasonably be expected to cause a Material Adverse Effect.

5.13 Other Associations. Borrower is not engaged in, nor does Borrower have an interest in, any joint venture or partnership with any other Person nor has any Subsidiaries or Affiliates, except as described on Schedule 5.13 hereto.

5.14 Environmental Matters. Except as disclosed on Schedule 5.14 hereto, Borrower has no knowledge:

(a) of violations of any Environmental Laws on any of the real property on which Borrower maintains operations or has its personal Property, or on which any Collateral is located, except such violations which could not reasonably be expected to result in a Material Adverse Effect;

(b) of any claims or actions pending or threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real property by any governmental entity or agency or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws, in each case that could reasonably be expected to result in a Material Adverse Effect;

(c) of the presence of any Hazardous Substances on any of such real property that could reasonably be expected to result in a Material Adverse Effect;

(d) of any such real property ever having been used by Borrower or, to the best of Borrower’s knowledge, any other Person, to refine, produce, store, handle, transfer, process, transport or Dispose of Hazardous Substances other than in compliance with Environmental Laws in all material respects;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real property, or that have been on or under any such real property but removed therefrom, in each case that could reasonably be expected to result in a Material Adverse Effect;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property, in each case that could reasonably be expected to result in a Material Adverse Effect; or

(g) of any spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower that could reasonably be expected to result in a Material Adverse Effect.

5.15 Equity Interests. The authorized and outstanding Equity Interests of Borrower are as set forth on Schedule 5.15 hereto. All of the Equity Interests of Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance in all material respects with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Schedule 5.15 hereto, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the Members of Borrower is bound relating to the issuance, transfer, voting or redemption of its Equity Interests or any preemptive rights held by any Person with respect to the Equity Interests of Borrower. Except as set forth in Schedule 5.15 hereto, Borrower has not issued any securities convertible into or exchangeable for its Equity Interests or any options, warrants or other rights to acquire such Equity Interests or securities convertible into or exchangeable for such Equity Interests.

5.16 Lockboxes. The Government Lockbox and the Commercial Lockbox are the only lockbox accounts maintained by Borrower, and each Obligor of an Eligible Account that had not been making any payments on any Account on or prior to the Closing Date has been directed by the notice attached as Exhibit 4.02(c) to this Agreement, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox (other than the Obligors of Government Accounts that had not been making any payments on any such Government Account on or prior to the Closing Date which have been directed by the notice attached as Exhibit 4.02(d) (or such other notice that Lender may require) to this Agreement to remit all payments with respect to such Accounts for deposit in the Government Lockbox).

5.17 Borrowing Base Certificates. Each Borrowing Base Certificate signed by Borrower, on behalf of Borrower, contains an accurate summary of all Eligible Accounts of Borrower contained in the Borrowing Base as of its date.

5.18 Security Interest. Borrower represents and warrants to Lender that except for the Permitted Liens, (a) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected, first priority and exclusive security interest in all Collateral of Borrower as to which perfection may be achieved by filing, (b) Lender’s security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive Liens on the Collateral, and (c) Borrower is, or will be at the time additional Collateral is acquired by Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens other than Permitted Liens.

5.19 Accounts.

(a) Borrower has not done anything to interfere with the collection of the Accounts, and Borrower has not amended or waived the terms or conditions of any Account or any related Contract in any material adverse manner or in any manner not consistent with the ordinary course of Borrower’s business and consistent with past practices unless any such amendment or waiver is promptly and accurately reflected in the immediately following Account Detail File delivered to Lender pursuant to the terms of this Agreement.

(b) Borrower has made all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to Borrower against any amounts such Obligor owes on an Account.

5.20 ERISA. Borrower and all other members of its Controlled Group have fulfilled their obligations under the minimum funding standards of, and are in compliance in all material respects with, ERISA and the Code to the extent applicable to them and, other than a liability for premiums under Section 4007 of ERISA, have not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Borrower and its Subsidiaries and/or Affiliates have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in Article 6 of Title 1 of ERISA.

5.21 Representations and Warranties for each Revolving Loan. As of each date that Borrower shall request any Revolving Loan, Borrower shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

(b) All information relating to such Account that has been delivered to Lender is true, complete and correct in all material respects. With respect to each such Account that has been billed, Borrower has delivered to the Obligor all requested supporting claim documents, and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c) Other than Permitted Liens, there is no Lien or adverse claim in favor of any third party, nor any filing against Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrower as being obligated to do so, and is recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account or general intangible within the meaning of the UCC, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by Borrower as the payor primarily liable on such Account (other than patient co-pays and deductibles).

(e) No such Account (i) requires the approval of any third Person for such Account to be pledged as Collateral to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened in writing), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past the statutory limit for collection applicable to the Obligor.

(f) Borrower does not have any guaranty of, letter of credit support for, or collateral security for such Account, other than any such guaranty, letter of credit or collateral security as has been pledged as Collateral to Lender.

(g) The services constituting the basis of such Account (i) to the best of Borrower’s knowledge were medically necessary for the patient and (ii) at the time such services were rendered, were fully covered (subject to co-pays and deductibles) by the insurance policy or Contract obligating the applicable Obligor to make payment with respect to such Account (and Borrower has verified such determination), and (iii) were provided in the ordinary course of Borrower’s business.

(h) The fees and charges charged for the services constituting the basis for such Account were when rendered and are (i) currently consistent with the usual, customary and reasonable fees charged by Borrower or (ii) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors.

(i) The Obligor with respect to such Account is located in the United States and is (i) a party which, in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including commercial insurance companies and non-profit insurance companies issuing health or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations, and health insured, prepaid maintenance organizations, (ii) a state, an agency or instrumentality of a state or a political subdivision of a state, or (iii) the United States or an agency or instrumentality of the United States.

(j) The insurance policy or Contract obligating an Obligor to make payment (i) does not prohibit the transfer of such payment obligation from the patient to Borrower and (ii) is and was in full force and effect and applicable to the patient at the time the services constituting the basis for such Account were performed.

(k) The representations and warranties made by Borrower in the Loan Documents and all financial or other information delivered to Lender with respect to Borrower and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(l) If requested by Lender, a copy of each related Contract, if any, to which Borrower is a party has been delivered to Lender unless Borrower shall have, prior to the related Funding Date, certified in an Officer’s Certificate that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

(m) If such Account has not been billed, the services giving rise to such Account have been properly recorded in Borrower’s accounting system.

(n) Such Account was (or if unbilled, will be) in any event billed no later than forty-five (45) days after the date the services or goods giving rise to such Account were delivered or rendered as provided, as applicable, and each bill contains an express direction requiring the Obligor to remit payments to either the Government Lockbox or Commercial Lockbox, as applicable.

(o) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(p) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

(q) As of the applicable Funding Date, to Borrower’s knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

(r) The ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

5.22 Interrelatedness of Borrower. The business operations of Borrower are interrelated and complement one another, and such companies have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective Properties, liabilities and transactions. To permit their uninterrupted and continuous operation, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Credit Facility will directly or indirectly benefit Borrower hereunder severally and jointly, regardless of whether Borrower requests or receives part or all of the proceeds of such Revolving Loan.

5.23 Commercial Tort Claims. Borrower has no Commercial Tort Claims against any third parties, except as shown on Schedule 5.23 hereto and except those acquired after the Closing Date in which Lender has been granted a security interest in accordance with Section 6.16 hereof.

5.24 Letter-of-Credit Rights. Borrower has no letter-of-credit rights (as defined in the UCC) except as shown on Schedule 5.24 hereto and except those acquired after the Closing Date and disclosed to Lender in accordance with Section 6.19(a) hereof.

5.25 Intellectual Property. Schedule 5.25(i) sets forth a list of all registered Intellectual Property and applications for registered Intellectual Property owned by Borrower, including the name of the Borrower owning such Intellectual Property. Schedule 5.25(ii) sets forth a list of all license agreements (including all patent licenses and all in-bound license agreements, but excluding software that is commercially available to the public, licenses that are merely appurtenant to Contracts for purchased or leased equipment to permit the intended use of such equipment, licenses resulting in annual royalty payments of less than $75,000, and licenses granted to customers, contractors, consultants, or vendors in its ordinary course of business) indicating for each: (i) the name of the licensor, (ii) the name and date of the agreement, and (iii) whether or not such license agreement grants an exclusive license to Borrower. Borrower’s Intellectual Property is valid and enforceable in all material respects, and Borrower owns or has rights to use all Intellectual Property material to the conduct of its business as currently conducted consistent with past practice , without any actual (or, to its knowledge, claimed) infringement, upon the rights of third parties. Except as would be reasonably expected to cause a Material Adverse Effect, as of the Closing Date, Borrower is the sole owner of the Intellectual Property purported to be owned by the Borrower, and such Intellectual Property is free and clear of all Liens, except for non-exclusive licenses of Intellectual Property granted by Borrower to third parties in the ordinary course of its business. No Borrower has entered into any agreement or financing arrangement (other than any Loan Document) prohibiting or otherwise restricting the existence of any Lien upon any Intellectual Property owned by Borrower.

5.26 Solvency. Immediately prior to and after giving effect to the Sale of ECL, each borrowing hereunder and the use of the proceeds thereof, with respect to Borrower taken as a whole (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.27 Schedules. Each of the Schedules attached to this Agreement sets forth a true, correct and complete description of the matter or matters covered thereby.

5.28 COVID Relief Program Participation.

(a) Except as set forth on Schedule 5.28(b), no Borrower has received (i) any Medicare Accelerated Payments pursuant to the Medicare Accelerated and Advance Payment Program, or (ii) any advance payments under any state Medicaid program.

(b) Schedule 5.28(b) sets forth with respect to Borrower that has received one or more CARES Act Provider Relief Payments or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program: (i) the full amount of such payment so received and (ii) the amount (if any) of such payment Borrower intends to return to HHS or other applicable Governmental Authority. The information contained in each attestation submitted to HHS in connection with the CARES Act Provider Relief Payment by or on behalf of Borrower was true and correct in all material respects as of the date submitted, and each such request complies in all material respects with the requirements of the CARES Act.

(c) No Borrower has received or relied on any guidance or advice from Lender regarding the CARES Act, the CARES Act Provider Relief Payments, the CARES Act Deferred Payroll Taxes, the Medicare Accelerated and Advance Payment Program, the Medicare Accelerated Payments or any matter related to any of the foregoing.

5.29 Material Contracts. Set forth on Schedule 5.29 is a reasonably detailed description of the Material Contracts of Borrower. Each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against Borrower, as the case may be, and, to Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) no such Material Contract has been otherwise amended or modified to the extent prohibited by Section 7.12(b) hereof, and (c) no default or event of default exists under any Material Contract.

Article 6

AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

6.01 Payment of Taxes and Claims. Borrower shall pay, before they become delinquent, all Taxes, assessments and governmental charges or levies imposed upon it or upon Borrower’s Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.02 Maintenance of Insurance, Financial Records and Existence.

(a) Required Insurance. Borrower shall maintain or cause to be maintained insurance on its Property against fire, flood, casualty, public liability, business interruption and such other hazards, as well as general liability, medical malpractice insurance and other liability insurance related to the business of Borrower reasonably required by Lender, all in such amounts, with such deductibles and with such insurers as are at all times reasonably satisfactory to Lender (the “Required Insurance”). All of the policies relating to the Required Insurance shall contain standard “lender loss payable” and “additional insured” clauses issued in favor of Lender (where applicable) pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the Required Insurance cannot be altered or canceled without thirty (30) days’ prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrower shall furnish Lender with insurance certificates certified as true and correct in all material respects and being in full force and effect as of the Closing Date or such other evidence of the Required Insurance as Lender may require. In the event Borrower fails to procure or cause to be procured any of the Required Insurance or to timely pay or cause to be paid the premium(s) on any of the Required Insurance (or to provide evidence of any of the foregoing to Lender promptly upon request therefor), Lender may do so for Borrower, but Borrower shall continue to be liable for the same. Borrower further covenants that all insurance premiums owing under its current casualty policy will be paid when due. Borrower also agrees to notify Lender, promptly, upon Borrower’s receipt of a notice of termination, cancellation or non-renewal from its insurance company of any of the Required Insurance. Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrower in order to collect the proceeds of the Required Insurance.

(b) Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries in all material respects will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its respective fiscal year-end date without prior written notice to Lender.

(c) Existence and Rights. Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises except as otherwise permitted by Section 7.01.

6.03 Business Conducted. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date.

6.04 Litigation. Borrower shall give prompt notice to Lender of any litigation claiming in excess of One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) from Borrower or which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect.

6.05 Taxes. Borrower shall pay, and cause to be paid, all Taxes when due (other than taxes based upon or measured by Lender’s income or revenues), if any, in connection with the Revolving Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrower under this section shall survive the payment of Borrower’s Obligations under this Agreement and the termination of this Agreement.

6.06 Financial Covenants. Borrower shall perform and comply with each of the following financial covenants as reflected and computed from its financial statements:

(a) Borrower shall maintain Minimum Liquidity of at least the amount set forth opposite such calendar month in the table below, in each case measured as of the last day of such calendar month during the period:

Calendar Month(s) Ending	Minimum Liquidity
April 30, 2023	$4,000,000.00
May 31, 2023	$3,000,000.00
June 30, 2023 and for each calendar month thereafter	$2,000,000.00

(b) Borrower’s Maximum Loan Turn Days shall be no more than thirty (30) days for the fiscal quarter ended September 30, 2023, and for each fiscal quarter thereafter, in each case, tested quarterly on the last Business Day of each such fiscal quarter on a rolling three-month basis.

6.07 Financial and Business Information. Borrower shall deliver to Lender the following (all to be in form and substance reasonably satisfactory to Lender):

(a) Financial Statements and Collateral Reports.

(i) as soon as available, but no later than ninety (90) days after the last day of EBI’s fiscal year or within five (5) Business Days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of EBI and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(ii) as soon as available, but in any event within forty-five (45) days after the end of the first three fiscal quarters of the fiscal year, EBI’s internally prepared quarterly consolidated and consolidating financial statements, along with year-to-date information, including a balance sheet and income statement with respect to the periods measured;

(iii) as soon as available, but in any event within thirty (30) days after the end of each month, EBI’s internally prepared monthly consolidated and consolidating financial statements, along with year-to-date information, including a balance sheet and income statement with respect to the periods measured;

(iv) promptly upon request, such other information concerning Borrower as Lender may from time to time request including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders;

(v) within five (5) Business Days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt), provided such statements, reports and notices are not otherwise specifically noted as subject to attorney-client privilege or relate to the refinancing of Indebtedness;

(vi) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC;

(vii) promptly, but in any event within ten (10) Business Days after any Loan Party has knowledge of the following notice (i) of infringements of any Intellectual Property material to such Loan Party’s business, and (ii) that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) material to its business may become abandoned or dedicated or if any adverse determination or development occurs (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court, , but excluding any correspondence from the United States Patent and Trademark Office or the United States Copyright Office issued in the process of applying for registration of such Intellectual Property) regarding such Loan Party’s ownership of any Intellectual Property material to its business, or its right to register the same or to keep and maintain the same;

(viii) on the last Business Day of every month, evidence satisfactory to Lender that all federal and state taxes, including, without limitation, payroll taxes, that are due have been paid in full, including without limitation copies of the most recently filed Form 941 for each Borrower together with evidence of such payment; and

(ix) such other data, reports, statements and information (financial or otherwise), as Lender may reasonably request.

Notwithstanding the generality of the foregoing, documents required to be delivered pursuant to this Section 6.07(a)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which EBI posts such documents, or provides a link thereto, provided that Borrower shall promptly notify (which may be by facsimile or electronic mail) Lender of the posting of any such documents.

(b) Notice of Default or Event of Default - promptly (but at least within two (2) calendar days) upon becoming aware of the existence of any condition or event which constitutes a Default or Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

(c) Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00);

(d) Government Reimbursement Program - promptly upon receipt by Borrower, notice of a written recommendation from any Governmental Authority or other regulatory body that Borrower should have its licensure, provider or supplier number or accreditation suspended, revoked, or limited in any material way, or have its eligibility to participate in Medicaid or any other Government Reimbursement Program to accept assignments or rights to reimbursement under Medicaid, or any other Government Reimbursement Program regulations suspended, revoked, or limited in any material way.

6.08 Officer’s Certificate. Along with the set of financial statements delivered to Lender at the end of each fiscal year and fiscal quarter pursuant to Section 6.07(a)(i) and (ii), respectively, Borrower shall deliver to Lender a certificate (in the form of Exhibit 6.08 hereto and made a part hereof) from an Authorized Officer of Borrower setting forth:

(a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrower is in compliance with the requirements of Section 6.06 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.07 hereof; and

(b) Event of Default - that the signer in his or her capacity as an officer of Borrower has reviewed the relevant terms of this Agreement and has made (or caused to be made under his or her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or Event of Default, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

6.09 Inspection. Borrower will permit any of Lender’s officers or other representatives to visit and inspect Borrower’s location(s) or where any Collateral is kept during regular business hours upon reasonable prior notice to Borrower (except after the occurrence and during the continuance of an Event of Default, during such period, no prior notice shall be required) to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrower shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $1,100 per day, per Person (plus reasonable out-of-pocket expenses); provided, however, that if no Event of Default has occurred and is continuing, Borrower’s obligation to pay Lender such fees shall be limited to such fees incurred in connection with two (2) inspections per fiscal year. All costs, fees and expenses incurred by Lender in connection with such inspections shall constitute Expenses for purposes of this Agreement.

6.10 Tax Returns and Reports. At Lender’s request from time to time, Borrower shall promptly furnish Lender with copies of any annual federal and state income tax returns, any other tax returns of Borrower or any other documents related to Taxes of Borrower.

6.11 Material Adverse Developments. Borrower agrees that immediately (but at least within two (2) calendar days) upon it or any of its officers becoming aware of any development or other information which would reasonably be expected to have a Material Adverse Effect, it shall give to Lender telephonic, facsimile or scanned image notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12 Places of Business. Borrower shall give thirty (30) days’ prior written notice to Lender of any changes to (a) its jurisdiction of organization, (b) the location of any of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing, place of business, and (c) its name.

6.13 Notice of Action. Borrower will promptly notify Lender in the event it becomes aware of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Account that may have a material adverse effect on the collectability of such Account or all Accounts collectively.

6.14 Verification of Information. At the request of Lender, Borrower will promptly provide and verify the accuracy of information concerning Borrower and its Affiliates of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrower and its Affiliates as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts (the “Securities”), including all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue-sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

6.15 Accounts Receivables Monitoring System. Borrower shall deliver to Lender or its agents the Accounts Detail File in accordance with Section 2.02(d) hereof and shall assist, as needed, Lender or its agent in completing and maintaining such exchange of files such that the Lender’s accounts receivable monitoring system can interpret the Accounts Detail File provided by Borrower.

6.16 Commercial Tort Claim. Borrower shall provide written notice to Lender of any Commercial Tort Claim with a value in excess of $150,000 to which Borrower is or becomes a party or which otherwise inures to the benefit of Borrower. Such notice shall contain a sufficient description of such Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim. In such writing, Borrower shall grant Lender a security interest in such Commercial Tort Claim and in the Proceeds (as defined in the UCC) thereof, all upon the terms of this Agreement to secure payment of the Obligations. Borrower shall execute and deliver such instruments, documents and agreements as Lender may require in order to obtain and perfect such security interest including a security agreement or amendment to this Agreement, all in form and substance satisfactory to Lender. Borrower authorizes Lender to file (without Borrower’s signature) financing statements or amendments to existing financing statements as Lender deems necessary to perfect the security interest in such Commercial Tort Claim.

6.17 Compliance with Laws.

(a) Borrower agrees to comply in all material respects with (i) all Applicable Laws, and (ii) all orders of any Federal, state or local legislative, administrative or judicial body or official.

(b) Without limiting the generality of the foregoing, Borrower agrees to comply with all Environmental Laws, applicable to the ownership (to the extent Borrower owns any real property) and/or use of Borrower’s real property and operation of its business, if the failure to so comply could reasonably be expected to have a Material Adverse Effect. Borrower shall not be deemed to have breached any provision of this Section 6.17(b) if (i) the failure to comply with the requirements of this Section 6.17(b) resulted from good-faith error or innocent omission, (ii) Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following Borrower’s receipt of notice from Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days following Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(c) Borrower will (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which Borrower or any Healthcare Facility participates as of the date of this Agreement, and (ii) provide to Lender upon request, an accurate, complete and current list of all Participation Agreements. Borrower will at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to Borrower in order to maintain in good standing and without default or limitation all such Participation Agreements.

6.18 Collateral Reporting. Borrower agrees to furnish to Lender such information as Lender reasonably requires in connection with monitoring the Collateral, at the times and in the manner determined by Lender, including Medicare and Medicaid cost reports and audits, if any.

6.19 Collateral.

(a) If Borrower becomes a beneficiary under any letter of credit with a value in excess of $150,000 not shown on Schedule 5.24 hereto, Borrower agrees to promptly notify Lender, and upon request by Lender, Borrower agrees to either (i) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to Lender, pursuant to an agreement in form and substance satisfactory to Lender, or (ii) cause the issuer of such letter of credit to name Lender as the transferee beneficiary of such letter of credit.

(b) Except in accordance with a determination otherwise by Borrower in its reasonable business judgement, Borrower agrees to maintain Borrower’s rights in all copyrights, patents, trademarks, other Intellectual Property and General Intangibles shown on Schedule 5.25 hereof that are necessary to the conduct of the business of Borrower, and to pay when due all payments required to maintain in effect any licensed rights that are necessary to the conduct of the business of Borrower. Borrower shall provide Lender with adequate notice of the acquisition of rights with respect to any additional registered patents, registered trademarks and registered copyrights of the type described in Section 5.25 hereof so that Lender may, to the extent permitted under the documentation granting such rights or Applicable Law, perfect Lender’s security interest in such rights in a timely manner. Further, except as would reasonably be expected to cause a Material Adverse Effect, Borrower shall not grant to any Person an exclusive license to use any material Intellectual Property set forth in Schedule 5.25 hereof. In the event that an action, suit, demand, charge or claim that is made or threatened in writing which challenges the enforceability or validity of Borrower’s Intellectual Property set forth in Schedule 5.25 hereof, Borrower shall give Lender prompt notice of such fact, including a detailed description of the issue.

(c) Borrower, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other Person, other than holders of Permitted Liens and as otherwise permitted hereby.

6.20 Intellectual Property. Except in accordance with a determination otherwise by Borrower in its reasonable business judgement, Borrower shall make all appropriate filings and do all things necessary to maintain its rights under the material Intellectual Property owned and used by Borrower, in each case that are necessary to the conduct of the business of Borrower, including the filing of registrations and continuations thereof, execution of license agreements, etc.

6.21 Deposit Account Control Agreements; Bank Accounts. Borrower shall not open, maintain or otherwise have any operating account, other than operating accounts that are subject to a Deposit Account Control Agreement.

6.22 Right of First Refusal. Borrower hereby agrees that if, at any time during the term hereof, Borrower receives from a third party an offer, term sheet or commitment, or Borrower makes a proposal substantially acceptable to or accepted by any Person (all of the foregoing being referred to as an “Offer”), which Offer provides for working capital financing or accounts receivable financing secured in whole or in part by assets (tangible or intangible) or Personal property of Borrower related to the Credit Facility, Borrower shall, notwithstanding any confidentiality provisions contained in such Offer, immediately notify Lender of the Offer in writing (including all material terms of the Offer). Lender shall have thirty (30) days after receipt thereof (the “Option Period”) to agree in its sole discretion whether to provide similar financing in the place of such Person upon substantially the same terms and conditions set forth in the Offer and to notify Borrower in writing of Lender’s acceptance of the Offer (the “Acceptance Notice”). If Borrower has not received an Acceptance Notice within the Option Period, Borrower shall be free to consummate the transaction described in the Offer with the third party providing the Offer (the “Offer Transaction”); provided, however, that the foregoing, and Lender’s failure to respond by issuing an Acceptance Notice, shall not be construed as a waiver of any of the terms, covenants or conditions of the Loan Documents, including the Termination Fee. In the event that the Offer Transaction is not consummated under similar terms with such Person during the one hundred and twenty (120) day period following the expiration of the Option Period, or any material term is changed, Borrower shall not be permitted to consummate the Offer Transaction without again complying with this Section. The right of first refusal granted to Lender hereunder shall survive payment in full of all of the Revolving Loans for a period of three (3) months following such payment. Nothing in this Section is intended, or shall be construed, to constitute Lender’s consent to the consummation of any transaction described in any Offer.

6.23 Change in Management. Unless consented to by Lender, or if a replacement acceptable to Lender is employed within ninety (90) days of any termination, each of (i) Hamid Efranian shall continue in his capacity as Chief Executive Officer of Borrower, and (ii) Patricia Eckert shall continue in her capacity as Interim Chief Financial Officer of Borrower, in each case, actively involved in the day-to-day management of Borrower.

6.24 Sale of ECL. The Sale of ECL shall be consummated pursuant to the terms of the Purchase Documents and in compliance with all Applicable Laws. On or prior to the Closing Date, Borrower has provided to Lender complete copies of the Purchase Documents, including all schedules, exhibits and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto. As of the Closing Date, none of such agreements and documents has been amended or supplemented, nor has any material provision thereof been waived, except pursuant to a written agreement or agreement which has heretofore been delivered to Lender.

6.25 COVID Relief Program Participation.

(a) Borrower shall: (i) repay to the applicable Governmental Authority all CARES Act Deferred Payroll Taxes at the times required by the CARES Act and otherwise in accordance with the requirements of the CARES Act (any such date being referred to herein as a “Deferred Payroll Taxes Due Date”), (ii) promptly upon receipt, execution or delivery thereof, as applicable, provide to Lender copies of any written notices or other written correspondence submitted to or received from any Governmental Authority in connection with the CARES Act Deferred Payroll Taxes, and (iii) at the request of Lender, provide a calculation of estimated CARES Act Deferred Payroll Taxes and any other information related thereto. Any failure by Borrower to pay the CARES Act Deferred Payroll Taxes to the applicable Governmental Authority on or prior to the Deferred Payroll Taxes Due Date shall be an immediate Event of Default.

(b) Promptly after Borrower receives any CARES Act Provider Relief Payment or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program, Borrower Representative shall: (i) notify Lender of receipt of such payment, (ii) notify Lender whether such Person will return all or any portion of such payment to HHS or other applicable Governmental Authority, (iii) promptly upon receipt, execution or delivery thereof, as applicable, provide to Lender copies of any written notices or other written correspondence submitted to or received from any Governmental Authority (including any Medicare Administrative Contractor) in connection with such payment, and (iv) provide to Lender such additional information regarding such payment as Lender may reasonably request. In the event any Person elects to retain all or any portion of one or more CARES Act Provider Relief Payments, such Person shall use the proceeds thereof exclusively for uses that are permitted pursuant to the CARES Act and otherwise comply in all material respects with the terms of the CARES Act (including, for the avoidance of doubt, the Relief Fund Payment Terms and Conditions published by HHS). If as a result of a final and nonappealable determination by the Governmental Authority administering such CARES Act Provider Relief Payments that one or more of such CARES Act Provider Relief Payments must be repaid in an aggregate amount in excess of $250,000, the failure by a Credit Party to timely pay any such amounts when due, including pursuant to the terms of a settlement agreement entered into with such Governmental Authority, shall be an immediate Event of Default.

6.26 Collateral Access and Books and Records. Any leased location where Borrower’s books and records are maintained, including, without limitation, 60 Executive Blvd., Farmingdale, NY, shall be subject to a collateral access agreement in form and substance satisfactory to Lender.

6.27 Post-Closing Obligations. Borrower shall deliver to Lender as soon as possible, but in any event not later than forty-five (45) days from the Closing Date (or such later date as may be agreed to by Lender in its sole discretion), (i) endorsement(s) to the property insurance policies of Borrower adding Lender as lenders loss payable thereto, and (ii) endorsement(s) to the general liability policies of Borrower adding Lender as additional insured thereto, in each case in accordance with Section 6.02(a) of this Agreement and in form and substance satisfactory to Lender.

Article 7

NEGATIVE COVENANTS

Borrower covenants that until all of Borrower’s Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

7.01 Merger, Consolidation, Dissolution, Liquidation or Amendments.

(a) Borrower shall not sell, lease, license, transfer or otherwise Dispose of its Property other than in connection with the Sale of ECL, and inventory sold in the ordinary course or ordinary operation of Borrower’s business, without Lender’s prior written consent.

(b) Borrower shall not merge or consolidate with, or acquire, any other Person or commence a dissolution or liquidation, other than through a merger with another Borrower, without Lender’s prior written consent.

(c) Borrower shall not revise its Organizational Documents in any manner adverse to Lender without Lender’s prior written consent.

7.02 Liens and Encumbrances. Borrower shall not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any Lien, claim or encumbrance other than those of Lender and the following:

(a) any Lien on any asset incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset;

(b) Liens for taxes or other governmental charges (A) (x) not at the time delinquent; and (y) payable without penalty; or (B) the subject of a contest in good faith, provided that appropriate provisions shall have been established therefor, for periods after the Closing Date, in accordance with GAAP;

(c) Liens arising in the ordinary course of business (1) in favor of carriers, warehousemen, mechanics, materialmen, landlords and other similar Liens imposed by law and (2) in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds, tenders, statutory obligations, customs and appeal bonds, government contracts, trade contracts, performance and return of money bonds and other similar obligations not involving obligations for the payment of borrowed money, provided that appropriate provisions shall have been established therefor, for periods after the Closing Date, in accordance with GAAP;

(d) attachments and judgments and other similar Liens not constituting an Event of Default;

(e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, in each case, not interfering in any material respect with the ordinary conduct of Borrower’s business;

(f) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement;

(g) licenses, sublicenses, leases or subleases of real property or Intellectual Property granted by Borrower (as lessor or licensor) to third Persons in the ordinary course of business consistent with past practices;

(h) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institution and subsequently unpaid and fees and expenses that are charged to Borrower by such financial institutions in the normal course of business of the maintenance and operation of such accounts;

(i) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;

(j) Liens existing on the date hereof and, subject to the limitations set forth in subsection (k) below, renewals and extensions thereof, which Liens are set forth on Schedule 5.06 and

(k) Liens arising out of any permissible refinancing, extension, renewal or refunding of any existing Indebtedness secured by any Lien permitted by any of the foregoing clauses provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable.

7.03 Negative Pledge. No Borrower shall permit, pledge or grant a Lien or security interest to exist on its Equity Interests.

7.04 Transactions with Affiliates or Subsidiaries.

(a) Borrower shall not enter into any transaction with any Subsidiary or other Affiliate including the purchase, sale, lease or exchange of Property, or the loaning, capitalization or giving of funds to any such Affiliate or any Subsidiary, unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s-length transaction with any Person not an Affiliate or a Subsidiary, and (iii) such transaction is not prohibited hereunder, provided that this Section 7.04(a) shall not prohibit any of the following so long as in the ordinary course of business: (a) payment of reasonable compensation to officers and directors for services actually rendered to Borrower, (b) payment of director’s fees plus reasonable expenses of the directors, (c) reimbursement of employee travel, lodging and other costs incurred in the ordinary course of business, and (d) employment agreements and equity incentive agreements.

(b) Except with the prior written consent of Lender, Borrower shall not create or acquire any Subsidiary or own any Equity Interests in any Person. Lender may, in its sole discretion, require that such Person becomes a Borrower hereunder. At Lender’s sole discretion such Subsidiary shall execute and deliver to Lender: (i) an amendment to this Agreement adding such Subsidiary as Borrower, in form and substance reasonably acceptable to Lender, (ii) a collateral pledge agreement (or amendment thereto), financing statements, stock or membership certificates, as applicable, and other documents reasonably required by Lender, all in form and substance reasonably satisfactory to Lender, pursuant to which such Subsidiary shall secure its obligations under this Agreement by a first priority (subject to Permitted Liens), perfected security interest in all assets of such Subsidiary, (iii) a good-standing certificate from the state in which such Subsidiary is incorporated, organized or formed, and any and all states in which such Subsidiary is authorized to do business, (iv) a certificate executed by the Secretary or other officer of such Subsidiary in form and substance acceptable to Lender and (v) a legal opinion covering such Subsidiary and substantially in form and substance as delivered hereunder.

7.05 Guarantees. Borrower shall not become or be liable, directly or indirectly, primarily or secondarily, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker or otherwise, for the existing or future indebtedness of any kind of any other Person, except (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) as set forth on Schedule 5.11.

7.06 Investments. Without Lender’s prior written consent, Borrower shall not make any Investments, except:

(a) Investments consisting of cash or Cash Equivalents;

(b) Investments consisting of Accounts and promissory notes created, acquired or made and trade credit, in each case, extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of Accounts from financially troubled Obligors in the ordinary course of business;

(d) Investments existing as of the Closing Date and set forth on Schedule 7.06 hereto;

(e) Guarantees permitted by Section 7.05 hereof;

(f) Investments in any other Borrower;

(g) Investments permitted under Section 7.04; and

(h) advances in the form of prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of the Borrower.

7.07 Loans to Other Persons. Borrower shall not make or be permitted to have outstanding any loans, advances or extensions of credit to any Person (other than as permitted under Section 7.06(f)). Borrower may make intercompany loans to any other Borrower pursuant to Section 7.06(f), but such loans shall be documented prior to the disbursement of the loan proceeds with such promissory notes, loan agreements and collateral documents as Lender may require in its sole discretion.

7.08 Subordinated Debt Payments. Borrower shall not make any payment in contravention of the terms and conditions of the Subordination Agreements.

7.09 Distributions. Borrower shall be permitted to pay Distributions so long as no Default or Event of Default shall exist or be created by the payment of any such Distribution.

7.10 No Change in Business. Borrower shall not engage in any line of business which has not been disclosed in writing to Lender prior to the date hereof without Lender’s prior written consent.

7.11 Indebtedness. Without Lender’s prior written consent, Borrower shall not create, incur, assume or suffer to exist any Indebtedness except (subject to compliance with Section 6.06 hereof):

(a) Indebtedness specifically identified on Schedule 7.11 hereto and any refinancings, refundings, renewals, or extensions thereof which (i) do not increase the principal amount thereof, (ii) do not shorten the maturity thereof and (iii) contains terms relating to collateral (if any) and subordination (if any) that are not less favorable in any material respect to Borrower or Lender than the terms of any agreement or instrument governing the Indebtedness being so refinanced, refunded, renewed or extended;

(b) Indebtedness constituting purchase money indebtedness for the financing of capital expenditures so long as such Indebtedness is secured only by a security interest in the equipment being financed and so long as such Indebtedness does not cause, or result in, a Default or an Event of Default;

(c) Unfunded pension or employment benefit plan obligations not constituting an Event of Default;

(d) Indebtedness resulting from judgments not otherwise constituting an Event of Default;

(e) contingent indemnification obligations arising in the ordinary course of business from the honoring by a bank of checks or similar instruments against insufficient funds;

(f) Indebtedness incurred in the ordinary course of business in respect of performance bonds, bid bonds, customs and appeal bonds, performance and completion guarantees and similar obligations related thereto;

(g) Short-term unsecured trade credit incurred in the ordinary course of business;

(h) Other unsecured indebtedness not exceeding One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) in aggregate principal amount outstanding;

(i) Indebtedness constituting Subordinated Debt;

(j) Indebtedness to another Borrower;

(k) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(l) the CARES Act Deferred Payroll Taxes; and

(m) Without duplication of Indebtedness permitted under clauses (a) – (l) hereof, Indebtedness permitted under Sections 7.06 and 7.07 hereof.

7.12 Material Contracts. Borrower shall not, directly or indirectly, amend, modify or change any of the terms or provisions of any Material Contract, except, to the extent required by Applicable Law or to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender.

7.13 Fiscal Year; Jurisdiction of Organization. Borrower will not (a) change its name or fiscal year without prior written notice to Lender or (b) change its jurisdiction of organization without Lender’s prior written consent.

7.14 IRS Form 8821. No Borrower shall alter, amend, restate or otherwise modify, or withdraw, terminate or re-file, the IRS Form 8821 required to be delivered pursuant to Section 4.01 hereof.

7.15 Payroll Accounts. No Borrower shall maintain a greater balance in any payroll account than is necessary to support such Borrower’s current payroll and payroll for one additional payroll cycle (bi-monthly or weekly as applicable).

7.16 Division of Limited Liability Companies. No Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) unless it complies with the obligations set forth in this Agreement and becomes a Borrower, or Guarantor, as applicable, under this Agreement and/or the other Loan Documents.

Article 8

DEFAULT

8.01 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”), and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k), (l) or (q) shall automatically cause an acceleration of the Obligations without notice or demand):

(a) Payments. If any Loan Party fails to make any payment of principal, interest, or any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable;

(b) Particular Covenant Defaults. If any Loan Party fails to perform, comply with or observe any covenant or undertaking contained in (i) Section 6.01, Section 6.02, Section 6.05, Section 6.06, Section 6.07, Section 6.09 or Article 7 of this Agreement or (ii) this Agreement not otherwise described in this Section 8.01(b)(i) or any other subsection of Section 8.01, and such failure continues for a period of ten (10) Business Days after the earlier of such Loan Party becoming aware of such failure or such Loan Party receiving written notice of such failure;

(c) Financial Information. If any statement, report, financial statement or certificate made or delivered by any Loan Party, or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made;

(d) Uninsured Loss. If there shall occur any uninsured damage to or loss, theft, or destruction in excess of One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) with respect to any portion of Borrower’s Property;

(e) Warranties or Representations. If any warranty, representation or other statement by or on behalf of any Loan Party contained in or pursuant to this Agreement or any Loan Document, is false, erroneous or misleading in any respect when made;

(f) Agreements with Others. If any Loan Party shall default beyond any grace period under any agreement with respect to any Indebtedness (including Subordinated Debt) in an aggregate amount in excess of $150,000 and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, if the effect of such default is to cause or permit such Indebtedness to become due prior to its maturity date or prior to its regularly scheduled date of payment;

(g) Other Agreements with Lender.

(i) The occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents;

(ii) Any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

(iii) Any Loan Party breaches or violates the terms of, or if a default or an event of default (after giving effect to any cure periods), occurs and is continuing under, any other existing or future agreement (related or unrelated) between such Loan Party and Lender, including any lease agreements or finance agreements with any affiliate of Lender; or

(iv) Any Guarantor breaches or violates the terms of, or if a default or an event of default (after giving effect to any cure periods) occurs under, any Guaranty Agreement; or any Guarantor revokes, terminates, repudiates or attempts to do any of the foregoing with respect to its respective Guaranty Agreement;

(h) Judgments. If any final judgment for the payment of money in excess of One Hundred and Fifty Thousand and No/100 Dollars ($150,000.00) shall be rendered against any Loan Party which is not fully and unconditionally covered by insurance (such coverage to be acknowledged by a financially sound and reputable insurance company in writing) or an appeal bond, or for which such Person has not established a cash or cash equivalent reserve in the amount of such judgment each in the form, substance and amount satisfactory to Lender in its sole discretion;

(i) Assignment for Benefit of Creditors, etc. If any Loan Party calls a meeting of the creditors of such Loan Party for the purpose of compromising such Loan Party’s debts or obligations, or makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Loan Party which might materially and adversely affect such Person;

(j) Bankruptcy, Dissolution, etc. Upon the commencement of any action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law, of any Loan Party or the commencement of any proceeding to avoid any transaction entered into by such Loan Party or the commencement of any case or proceeding for reorganization or liquidation of such Loan Party’s, or any of its debts under the United States Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against such Loan Party; provided, however, that such Loan Party shall have ten (10) days to contest such proceeding and thirty (30) days from the commencement of the action to obtain the dismissal or discharge of involuntary proceedings filed against such Loan Party, it being understood that during such ten (10) and thirty (30) day periods, respectively, Lender shall be not obligated to make Advances hereunder and Lender may seek adequate protection, stay relief, right to setoff or recoupment, and/or any other right or remedy deemed necessary in the sole discretion of Lender in any bankruptcy proceeding;

(k) Receiver. Upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Loan Party or for any of such Loan Party’s Property;

(l) Execution Process, Seizure, etc. The issuance of any execution or distraint process against Borrower or any Property of Borrower is seized by any Governmental Authority;

(m) Termination of Business. If Borrower ceases any material portion of its business operations as presently conducted or Borrower fails to generally meet its debts as those debts mature;

(n) Plans, etc. Any Loan Party or any ERISA Affiliate shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) cause an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (v) become subject to the assertion of a material claim (other than routine claims for benefits) against any “plan” (as defined in ERISA) or against such Loan Party or such ERISA Affiliate in connection with any such plan, (vi) receive from the Internal Revenue Service notice of the failure of any “plan” (as defined in ERISA) intended to be qualified under Section 401(a) of the Code to qualify under such section or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Loan Party or ERISA Affiliate, and with respect to this Section 8.01(n), such event or condition either (i) remains uncured for a period of thirty (30) days from the date of occurrence or (ii) could, in Lender’s reasonable business judgment, subject such Loan Party to any tax, penalty or other liability having a Material Adverse Effect;

(o) Investigations. Any indication or evidence received by Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any Property of Borrower to any governmental entity, federal, state or local;

(p) Material Adverse Events.

(i) Lender reasonably determines that an event which adversely affects the collectability of a material portion of the Accounts has occurred; or

(ii) a Material Adverse Effect has occurred;

(q) Lockbox Instructions. Any instruction or agreement regarding the Commercial Lockbox or the Government Lockbox or the bank accounts related thereto, including the Depository Agreements and any standing transfer instructions, is amended or terminated without the written consent of Lender, or if Borrower fails, within one (1) Business Day of receipt, to forward Collections it receives with respect to any Accounts to the Commercial Lockbox or the Government Lockbox, as the case may be;

(r) Modification of Subordinated Debt. Borrower shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without Lender’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(s) Change of Control; Change in Management (t) . There occurs any Change of Control, or Borrower fails to perform, comply with or observe the covenants and undertakings contained in Section 6.23 hereof;

(t) Restraint on Business. Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it at any of the Healthcare Facilities in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance or order of any court of competent jurisdiction, Governmental Authority or municipality;

(u) Healthcare Laws. If any of the following shall occur:

(i) any material Healthcare Permit of Borrower shall be revoked, fail to be renewed, suspended or otherwise terminated,

(ii) Borrower shall fail to be eligible for any reason to participate in any Government Reimbursement Program or to accept assignments or rights to reimbursement thereunder other than as a result of a denial of payment for Medicare or Medicaid individuals or new admissions, in each case, for a period not to exceed sixty (60) calendar days,

(iii) any Obligor shall terminate, revoke or fail to renew Borrower’s right to participate in any Third Party Payor Program that provides reimbursement for Medical Services and such termination, revocation or failure to renew has or could reasonably be expected to have a Material Adverse Effect,

(iv) Borrower shall enter into a settlement or other agreement with CMS or any other Governmental Authority,

(v) Borrower shall (i) be in material breach (or similar concept) under (and as defined in) any corporate integrity agreement with any Governmental Authority; or (ii) experience a reportable event (or similar concept) or receive a demand letter under (and as defined in) any corporate integrity agreement with any Governmental Authority;

(vi) any Healthcare Facility has been closed or ordered to be closed by any Governmental Authority;

(vii) Borrower or any owner, officer, director, partner, agent or managing employee of such Borrower (i) shall have been found guilty of an act of fraud or been convicted of a felony crime that relates to any Medical Services or Third Party Payor Program or (ii) shall have been specifically identified as the target of a criminal investigation or indicted for a felony crime relating to any Medical Services or Third Party Payor Program;

(v) Lease. The occurrence of any default or event of default under any lease with respect to any Healthcare Facility leased by Borrower or under any lease with respect to any location where Borrower’s books and records are maintained;

(w) Exclusions. Borrower has: (A) had a civil monetary penalty assessed against it pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended”, excluded or “debarred” from any Government Reimbursement Program or from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to Federal government agencies generally (48 C.F.R. Subpart 8.4), or other Applicable Laws or regulations; (C) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. § § 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. § § 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.; (E) been made a party to any other action by any Governmental Authority that may result in suspension, exclusion, or debarment from any Government Reimbursement Program or that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) been or become subject to any Federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto; or

(x) Healthcare Proceeding. The occurrence of any Healthcare Proceeding that could reasonably be expected to result in a Material Adverse Effect or negatively impact any Healthcare Facility.

8.02 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder after the expiration of the cure periods provided herein, if any.

8.03 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, charge Borrower the Default Rate on all then outstanding or thereafter incurred Obligations and/or withhold or cease making Advances under the Credit Facility, unless such Default or Event of Default is cured to Lender’s satisfaction or waived in accordance herewith.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k), (l), (q), or (u) hereof shall automatically cause a termination of the Credit Facility without notice or demand).

(c) The Lender will be entitled to take any and all actions to enforce its claims against Borrower to recover the balance of the Indebtedness then due, including being entitled to pursue all remedies provided for by law, equity, or otherwise, and to exercise the warrants of attorney to confess judgment against Borrower contained in this Agreement or the other Loan Documents;

(d) The Lender will be entitled to take any and all actions permitted by this Agreement and the other Loan Documents, and/or by law, equity or otherwise;

(e) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, while it exists, exercise all rights under the UCC and any other applicable law or in equity, by contract or otherwise, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to “take possession” of or foreclose on the Collateral (including removing from any premises at which same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts) by any available judicial procedure, or without judicial process, and to enter any premises at which any Collateral may be located for the purpose of taking possession of or removing the same, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason, and Lender may do all of the foregoing with or without judicial process (including notifying the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender) and may use, at Borrower’s expense, such of Borrower’s personnel, supplies or space as may be necessary to manage such Accounts;

(ii) The right to require Borrower, at Borrower’s expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrower’s information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion;

(iii) The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason; or

(iv) The right to sell, assign and deliver all or any part of the Collateral and any returned, reclaimed or repossessed merchandise, in the name of Borrower or Lender, or in the name of such other party as Lender may designate, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Lender’s sole discretion, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lender shall have the right, at its sole discretion, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lender shall deem appropriate.

(f) Borrower hereby agrees that a notice received by it at least ten (10) calendar days before the time of any intended public sale or of the time after which any private sale or other Disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other Disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies in accordance with the terms of the Loan Documents or Applicable Law with respect to the Collateral.

(g) Lender is hereby granted, until the Obligations are paid in full and all obligations of Lender hereunder are terminated, a worldwide license to use, solely after the occurrence and during the continuance of an Event of Default and without charge, all of Borrower’s labels, trademarks (and associated goodwill), copyrights, patents and advertising matter, and any other form of Intellectual Property, as they pertain to the Collateral, in completing production of, advertising for sale and selling of any Collateral in accordance with the terms thereof or applicable law.

8.04 WARRANT OF ATTORNEY TO CONFESS JUDGMENT.

(a) Acknowledgment of Warrant of Attorney. THE FOLLOWING PARAGRAPH SETS FORTH A GRANT OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST THE LOAN PARTIES. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST THE LOAN PARTIES, FOLLOWING CONSULTATION WITH (OR DECISION NOT TO CONSULT) SEPARATE COUNSEL FOR THE LOAN PARTIES AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, THE LOAN PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, INTELLIGENTLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS ANY OF THEM HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES OF AMERICA, THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE INCLUDING A HEARING PRIOR TO GARNISHMENT AND ATTACHMENT OF BORROWER’S BANK ACCOUNTS AND OTHER ASSETS. THE LOAN PARTIES ACKNOWLEDGE AND UNDERSTAND THAT BY ENTERING INTO THIS AGREEMENT CONTAINING A CONFESSION-OF-JUDGMENT CLAUSE, EACH LOAN PARTY IS VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY GIVING UP ANY AND ALL RIGHTS, INCLUDING CONSTITUTIONAL RIGHTS, THAT ANY SUCH LOAN PARTY HAS OR MAY HAVE TO NOTICE AND A HEARING BEFORE JUDGMENT CAN BE ENTERED AGAINST ANY LOAN PARTY AND BEFORE THE LOAN PARTIES’ ASSETS, INCLUDING THEIR BANK ACCOUNTS, MAY BE GARNISHED, LEVIED, EXECUTED UPON AND/OR ATTACHED. BORROWER UNDERSTANDS THAT ANY SUCH GARNISHMENT, LEVY, EXECUTION AND/OR ATTACHMENT SHALL RENDER THE PROPERTY GARNISHED, LEVIED, EXECUTED UPON OR ATTACHED IMMEDIATELY UNAVAILABLE TO THE LOAN PARTIES. IT IS SPECIFICALLY ACKNOWLEDGED BY BORROWER THAT THE PAYEE HAS RELIED ON THIS WARRANT OF ATTORNEY AND THE RIGHTS WAIVED BY THE LOAN PARTIES HEREIN IN CONSENTING TO THIS AGREEMENT AND AS AN INDUCEMENT TO GRANT THE ACCOMMODATIONS OUTLINED HEREIN TO BORROWER.

(b) WARRANT OF ATTORNEY TO CONFESS JUDGMENT - Money. THE LOAN PARTIES, AND EACH OF THEM, HEREBY AUTHORIZE AND EMPOWER, UPON AN EVENT OF DEFAULT HEREUNDER, AND/OR UNDER THE OTHER LOAN DOCUMENTS, ANY ATTORNEY OF ANY COURT OF RECORD OR THE PROTHONOTARY OR CLERK OF ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA, OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, OR THE CLERK OF ANY UNITED STATES DISTRICT COURT, TO APPEAR FOR BORROWER IN ANY AND ALL ACTIONS THAT MAY BE BROUGHT HEREUNDER, AND/OR UNDER THE OTHER LOAN DOCUMENTS, AND ENTER AND CONFESS JUDGMENT AGAINST THE LOAN PARTIES, JOINTLY AND SEVERALLY, IN FAVOR OF LENDER OR ITS ASSIGNEE FOR THE ENTIRE AMOUNT OF THE INDEBTEDNESS THEN DUE AND OUTSTANDING UNDER THE TERMS OF THIS NOTE, AND/OR UNDER THE TERMS OF THE OTHER LOAN DOCUMENTS, TOGETHER WITH ATTORNEYS’ FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE FOREGOING SUMS THEN DUE AND OWING, BUT IN NO EVENT LESS THAN FIVE THOUSAND DOLLARS ($5,000.00), ALL WITH OR WITHOUT DECLARATION, WITHOUT PRIOR NOTICE, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL PROCEDURAL ERRORS AND THE RIGHT TO ISSUE EXECUTIONS FORTHWITH. TO THE EXTENT PERMITTED BY LAW, BORROWER WAIVES THE RIGHT OF INQUISITION ON ANY REAL ESTATE LEVIED ON, VOLUNTARILY CONDEMNS THE SAME, AUTHORIZES THE PROTHONOTARY OR CLERK TO ENTER UPON THE WRIT OF EXECUTION THIS VOLUNTARY CONDEMNATION AND AGREES THAT SUCH REAL ESTATE MAY BE SOLD ON A WRIT OF EXECUTION; AND ALSO WAIVES ANY RELIEF FROM ANY APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. IF COPIES OF THIS NOTE AND/OR THE OTHER LOAN DOCUMENTS VERIFIED BY AFFIDAVIT OF ANY REPRESENTATIVE OF LENDER SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINALS THEREOF AS A WARRANT OF ATTORNEY, ANY PRACTICE OR USAGE TO THE CONTRARY NOTWITHSTANDING. THE AUTHORITY HEREIN GRANTED TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY SINGLE EXERCISE THEREOF, BUT SHALL CONTINUE AND MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS LENDER SHALL FIND IT NECESSARY AND DESIRABLE AND AT ALL TIMES UNTIL FULL PAYMENT OF ALL AMOUNTS DUE HEREUNDER, AND/OR UNDER THE OTHER LOAN DOCUMENTS. LENDER MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER, AND/OR UNDER THE OTHER LOAN DOCUMENTS, WITHOUT REGARD TO WHETHER JUDGMENT HAS THERETOFORE BEEN CONFESSED ON MORE THAN ONE OCCASION FOR THE SAME INDEBTEDNESS OR OBLIGATIONS. IN THE EVENT THAT ANY JUDGMENT CONFESSED AGAINST THE LOAN PARTIES IS STRICKEN OR OPENED UPON APPLICATION BY OR ON BEHALF OF BORROWER FOR ANY REASON, LENDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST THE LOAN PARTIES FOR ANY PART OR ALL OF THE INDEBTEDNESS DUE AND OWING TO LENDER HEREUNDER AND/OR UNDER THE OTHER LOAN DOCUMENTS.

(c) WARRANT OF ATTORNEY TO CONFESS JUDGMENT – General Provisions. IN ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 8.04 HEREIN OR IN CONNECTION THEREWITH, IF COPIES OF THIS AND/OR THE OTHER LOAN DOCUMENTS ARE THEREIN VERIFIED BY LENDER OR SOMEONE ACTING FOR LENDER TO BE TRUE AND CORRECT COPIES OF THIS INSTRUMENT AND/OR THE OTHER LOAN DOCUMENTS (AND SUCH COPIES SHALL BE CONCLUSIVELY PRESUMED TO BE TRUE AND CORRECT BY VIRTUE OF SUCH VERIFICATION), THEN IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL OF THIS INSTRUMENT AND/OR THE OTHER LOAN DOCUMENTS, ANY STATUTE, RULE OF COURT OF LAW, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING. EACH LOAN PARTY HEREBY RELEASES TO LENDER, ANYONE ACTING FOR LENDER AND ALL ATTORNEYS WHO MAY APPEAR FOR THE LOAN PARTIES, ALL ERRORS IN PROCEDURE REGARDING THE ENTRY OF JUDGMENT OR JUDGMENTS BY CONFESSION OR OTHERWISE BY VIRTUE OF THE WARRANTS OF ATTORNEY CONTAINED IN THIS INSTRUMENT AND/OR THE OTHER LOAN DOCUMENTS, AND ALL LIABILITY THEREFOR. THE RIGHT TO ENTER JUDGMENT OR JUDGMENTS BY CONFESSION OR OTHERWISE BY VIRTUE OF THE WARRANTS OF ATTORNEY CONTAINED IN THIS INSTRUMENT AND/OR THE OTHER LOAN DOCUMENTS, AND TO ENFORCE ALL OF THE OTHER PROVISIONS OF THE AFORESAID DOCUMENTS MAY BE EXERCISED BY ANY ASSIGNEE OF LENDER’S RIGHT, TITLE AND INTEREST IN THIS INSTRUMENT AND/OR THE OTHER LOAN DOCUMENTS IN SUCH ASSIGNEE’S OWN NAME, ANY STATUTE, RULE OF COURT OR LAW, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING.

8.05 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence and during the continuance of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order.

8.06 Set-Off. Upon the occurrence and during the continuance of an Event of Default, Lender and/or any Affiliate of Lender and/or participant with Lender shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or other amounts or Property thus set off against any of Borrower’s Obligations hereunder.

8.07 Application of Proceeds. The net cash proceeds resulting from Lender’s exercise of any of Lender’s rights pursuant to this Article 8 (after deducting all Expenses relating thereto) shall be applied by Lender to the payment of the Obligations as set forth in Section 2.08(b) hereof, and Borrower shall remain liable to Lender for any deficiencies, and Lender in turn agrees to remit to Borrower or its successors or assigns, any surplus resulting therefrom.

Article 9

MISCELLANEOUS

9.01 GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

9.02 Integrated Agreement. This Agreement, the Revolving Note and the other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.03 Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”), of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including Expenses and reasonable legal fees) of any kind or nature, which at any time may be imposed on, incurred by, or asserted against any Indemnified Party (including any such assertion by or on behalf of Borrower), resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) as a result of Lender’s exercise of (or failure to exercise) any of Lender’s rights and remedies hereunder, including (A) any sale or transfer of the Collateral, (B) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (C) the defense of Lender’s interests in the Collateral (including the defense of claims brought by Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of Borrower, or any trustee or receiver in bankruptcy); (iii) as a result of any environmental pollution, hazardous material or environmental clean-up and Borrower’s off-site disposal practices; (iv) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over Borrower; (v) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto (including any amounts paid or payable by Lender (x) to any prior lender of Borrower pursuant to any indemnity or reimbursement obligation in any payoff letter or otherwise, (y) to any depository institution of Borrower pursuant to any indemnity or reimbursement obligation in any Deposit Account Control Agreement, Depository Agreement, or other agreement with such depository institution and (z) to any other third party in connection with any indemnity or reimbursement obligation in any Collateral Access Agreement or other agreement between Lender and such third party); (vi) Borrower’s breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (vii) Borrower’s failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction. The provisions of this Section 9.03(b) shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations.

(c) Lender shall not be liable for, and Borrower hereby agrees that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrower’s direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrower shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

9.04 Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.05 Expenses of Lender.

(a) At Closing and from time to time thereafter, Borrower will pay all reasonable and documented expenses of Lender on demand (including search costs, audit fees, appraisal fees, and the reasonable and documented fees and expenses of legal counsel for Lender) relating to this Agreement and the other Loan Documents, including expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Revolving Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”). Any Expenses not paid upon demand by Lender shall bear interest at the highest per-annum rate of interest applicable to the Revolving Loans.

(b) In addition, if at any time following the date of this Agreement, Borrower effects any changes that result in a change in the format or sequence of Borrower’s data, Borrower shall pay to Lender its reasonable charges for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that Lender’s accounts receivable monitoring system is capable of importing such data, including an hourly fee of One Hundred Fifty and No/100 Dollars ($150.00).

9.06 Confidentiality. Except as provided in Section 9.19 hereof or to the extent required by law or applicable regulations, Borrower and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.06, and (ii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender’s interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties that facilitate the issuance of such Securities, including rating agencies, guarantors and insurers. Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts and as otherwise may be required pursuant to the Business Associate Agreement.

9.07 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in Person or if sent by facsimile, by scanned image or by nationally recognized overnight courier, or via first-class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;

(b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received; and

(c) Lender shall be fully entitled to rely upon any facsimile or scanned image transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.08 Brokerage. Borrower represents that Borrower has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including Lender’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.09 Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival. All warranties, representations, and covenants made by Borrower herein, or in any of the other Loan Documents or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement Loan Document shall be deemed continuing until all Obligations are satisfied in full.

9.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

9.12 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts and by PDF, facsimile or other electronic signature, all of which counterparts taken together shall constitute one completed fully executed document.

9.13 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties. No rights are intended to be created hereunder, or under any other Loan Document for the benefit of any third-party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including Borrower’s duties under any Account or contract with any other Person.

9.16 Waivers.

(a) Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. Borrower hereby irrevocably, unconditionally and fully subordinates in favor of Lender any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against it, on account of payments made under this Agreement, including any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Borrower waives any event or circumstances that might constitute a legal or equitable defense of, or discharge of, Borrower. Furthermore, Borrower agrees that if Borrower makes any payment on the Obligations or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, in whole or in part, including without limitation in connection with any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of Borrower or against or in payment of any or all of the Obligations.

(b) Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion, may: (i) settle, compromise or grant releases for liabilities of Borrower, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations in accordance with the terms hereof, and (iii) following the occurrence and during the continuance of an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrower, who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(c) The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including any other Borrower), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrower or any delay in enforcing, or any failure to enforce, any rights against Borrower or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any Lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations, (v) the existence or nonexistence of any defenses which may be available to any Borrower with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower.

(d) Borrower subordinates all present and future indebtedness owing by any other Borrower to such Borrower to the obligations at any time owing by such other Borrower to Lender under this Agreement and the other Loan Documents. Borrower assigns all such indebtedness to Lender as security for the Obligations. Borrower agrees to make no claim on such indebtedness until all obligations of any other party under this Agreement and the other Loan Documents have been fully discharged. Borrower further agrees not to assign all or any part of such indebtedness without the prior written consent of Lender.

9.17 CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE AND FORUM NON CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.18 WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19 Publication. Borrower grants Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (a) the name of Lender, (b) the size of the transaction and (c) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals (excluding Borrower’s name).

9.20 Discharge of Taxes, Borrower’s Obligations, Etc. Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrower, if Borrower fails to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrower’s Obligations hereunder or under any other Loan Document, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and has established appropriate reserves therefor under GAAP. Expenses and advances shall be deemed Advances hereunder and shall bear interest at the highest rate applied to the Revolving Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.21 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, the other party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.22 Assignment or Syndication by Lender. Lender may, at its sole discretion, assign in whole or in part any and all of its rights and/or obligations herein to any other Person, including but not limited to any assignment by Lender to an Affiliate of Lender or any assignment in part or in whole of its rights herein to another party as collateral security for Lender’s obligation(s) to such other party (a “Collateral Assignment”).

9.23 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.24 Authority. Without limiting the powers granted to Lender in Section 8.03 hereof, if an Event of Default shall have occurred and remains outstanding, Borrower hereby authorizes Lender, or any Person or agent which Lender may designate, at Borrower’s cost and expense, to exercise all the following powers, which authority shall be irrevocable until the termination of this Agreement and the full payment and satisfaction of the Obligations to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, any and all checks, notes, drafts and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) request from customers indebted on Accounts at any time, in the name of Lender, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of Borrower any certified public accountant designated by Lender or any other designee of Lender, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to Lender for Borrower’s account (subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables); and/or (f) take or bring, in the name of Lender or Borrower all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts.

9.25 Usury Limit. In no event shall Borrower, upon demand by Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under Applicable Law. If Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrower. This Section 9.25 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

9.26 Termination. Except as otherwise provided in Article 8 hereof, Lender may terminate this Agreement only as of the Maturity Date. Borrower may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 2.03(c). A termination by any Borrower shall be deemed to be a termination by all Borrowers.

9.27 Authorization of Borrower Representative by Borrower. Borrower hereby irrevocably authorizes Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of Borrower under and with respect to any Loan Document, and Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrower or any thereof as if the same were supplied, made or taken by Borrower. Without limiting the generality of the foregoing, the failure of Borrower to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve Borrower from obligations in respect of such writing.

Article 10

SPECIAL INTER-BORROWER PROVISIONS

10.01 Certain Borrower Acknowledgments and Agreements.

(a) Borrower acknowledges that it will enjoy significant benefits from the business conducted by Borrower because of, inter alia, Borrower’s ability to bargain with other Persons including its ability to receive the Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to Borrower acting alone. Borrower has determined that it is in Borrower’s best interest to procure the Credit Facility which Borrower may utilize directly and which receive the credit support of Borrower as contemplated by this Agreement and the other Loan Documents.

(b) Lender has advised Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Credit Facility extended hereby to Borrower unless Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of Borrower under this Agreement and other Loan Documents. Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because Borrower may engage in transactions jointly with Borrower and (iii) because Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including the inter-Borrower arrangement set forth in this Section 10.01) will have, taken as a whole, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by Borrower from the access to funds under this Agreement (including the inter-Borrower arrangement set forth in this Section 10.01) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Representative (on behalf of Borrower) shall maintain records specifying (i) all Obligations incurred by Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations and (iv) all inter-Borrower obligations pursuant to this Section 10.01. Borrower Representative shall make copies of such records available to Lender, upon request.

10.02 Maximum Amount of Joint and Several Liability. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the primary and secondary nature of the liabilities of Borrower, and the security interests granted by Borrower to secure the Obligations directly incurred by Borrower, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101 et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time or otherwise be rendered invalid or unenforceable due to the nature of the joint and several liability. Accordingly, Lender and Borrower agree that if the Obligations of Borrower, or any security interests granted by Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under Applicable Law, or would otherwise render Borrower’s Obligations or the security interests granted herein invalid or unenforceable, the Obligations of Borrower hereunder, as well as the security interests securing such Obligations, shall be valid and enforceable only to the maximum extent that would not cause such Obligations or security interests to constitute a fraudulent conveyance or fraudulent transfer under Applicable Law or otherwise result in such invalidity or unenforceability; provided, however, that Borrower’s Obligations shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.02 were not a part of this Agreement.

10.03 Authorization of Borrower Representative by Borrower.

(a) Each Borrower hereby irrevocably authorizes Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of Borrower under and with respect to any Loan Document, and Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrower or any thereof as if the same were supplied, made or taken by Borrower. Without limiting the generality of the foregoing, the failure of Borrower to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve Borrower from obligations in respect of such writing.

(b) Borrower acknowledges that the credit provided hereunder is on terms more favorable than Borrower acting alone would receive and that Borrower benefits directly and indirectly from all Advances hereunder. Borrower shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

10.04 Joint and Several Liability. The Revolving Loans made to Borrower shall be deemed jointly funded to, and received by, Borrower. Borrower jointly and severally agrees to pay, and shall be joint and severally liable for the payment and performance of, all Obligations directly incurred by Borrower, regardless of whether Borrower actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder. Borrower acknowledges and agrees that the joint and several liability of Borrower is provided as an inducement to Lender to provide loans and other financial accommodations to Borrower, and that each such Revolving Loan or other financial accommodation shall be deemed to have been done or extended by Lender in consideration of, and in reliance upon, the joint and several liability of Borrower. The joint and several liability of Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Borrower hereby waives: (a) all notices to which Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (i) acceptance of this Agreement, (ii) the making of Revolving Loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement, the other Loan Documents, that may create a substituted contract, or that may fundamentally alter the risks imposed on Borrower hereunder, (ii) the release of Borrower from its duties this Agreement, the other Loan Documents, or the extension of the time of performance of under Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or Borrower’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on Borrower by virtue of its joint and several liability hereunder. It is the intent of Borrower by this paragraph to waive any and all suretyship defenses available to Borrower with respect to the Obligations, whether or not specifically enumerated above. Borrower acknowledges that the credit provided hereunder is on terms more favorable than Borrower acting alone would receive and that Borrower benefits directly and indirectly from the Revolving Loans made hereunder. Borrower shall be jointly and severally liable for all Obligations regardless of, inter alia, whether Borrower received proceeds of the Revolving Loans.

[Remainder of Page Intentionally Left Blank]

Signature Page to Credit Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER:		ENZO CLINICAL LABS, INC.,
a New York corporation
Address for notices to Borrower:

c/o Enzo Biochem, Inc.		By:	/s/ Hamid Erfanian
81 Executive Blvd., Suite # 3		Name:	Hamid Erfanian
Farmingdale, NY 11735		Title:	Chief Executive Officer
Attn:	Hamid Erfanian; Matthew Kupferberg
Email:	HErfanian@enzo.com;
MKupferberg@enzo.com

With a copy to:		ENZO LIFE SCIENCES, INC.,
a New York corporation
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017		By:	/s/ Hamid Erfanian
Attn:	Robert H. Cohen; Meir Lewittes	Name:	Hamid Erfanian
Email:	rcohen@mwe.com;	Title:	Chief Executive Officer
mlewittes@mwe.com

Signature Page to Credit Agreement

LENDER:	GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL,
Address for notices to Lender:	a Delaware limited liability company

One International Plaza, Suite 220
Philadelphia, PA 19113	By:	/s/ Stacy Allen
Thomas Schneider, CEO	Name:	Stacy Allen
P: (610) 870-5403	Title:	Executive Vice President
F: (610) 870-5401
Email: tschneider@slrhcabl.com

ANNEX I

DEFINITIONS

“Acceptance Notice” shall have the meaning set forth in Section 6.22 hereof.

“Account(s)” means (a) all of Borrower’s present and future accounts, payment intangibles, instruments and chattel paper (including electronic chattel paper) (all as defined in the UCC) and all other rights of Borrower to receive payments including the third-party reimbursable portion of accounts receivable owing to Borrower arising out of the delivery by Borrower of medical, surgical, diagnostic, treatment or other professional or medical or healthcare-related services and/or the supply of goods related to any of such services (whether such services are supplied by Borrower or a third party), including all health-care-insurance-receivables (as defined in the UCC) and all other rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests in respect of the foregoing, and all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.02(d) hereof.

“Advance(s)” means any monies advanced or credit extended, including the Revolving Loans to or for the benefit of Borrower by Lender, under the Credit Facility.

“Advance Rate” means eighty-five percent (85%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof.

“Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any partner, director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the Equity Interests of such Person. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of Borrower or any Affiliate thereof.

“Applicable Law” means, as to Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.

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“Authorized Officer” means any officer, member or partner of Borrower authorized by specific resolution of such Borrower to request Revolving Loans and such other matters as set forth in the incumbency certificate referred to in Section 4.01(c) of this Agreement.

“Billed Claim File” has the meaning set forth in Section 2.02(d)(ii) hereof.

“Billing Date” means the last day of the month in which the Medical Services were provided.

“Blocked Account” means each bank account that is established by Borrower pursuant to this Agreement and subject to a Deposit Account Control Agreement.

“Borrower Representative” means EBI.

“Borrowing Base” means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts, as of such date, minus (iii) an amount equal to any reserves, minus (iv) unposted cash.

“Borrowing Base Certificate” has the meaning set forth in Section 2.02(a) hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate amount of all Advances outstanding as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.

“Business Associate Agreement” means that certain Business Associate Agreement by and between ECL and Lender dated as of February 1, 2023, as the same may be modified, amended, restated or replaced from time to time.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania or New York City, New York are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, Personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136)(H.R. 748), as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.

“CARES Act Deferred Payroll Taxes” means, collectively, the employer portion of Social Security Payroll Taxes for the period beginning March 27, 2020 and ending December 31, 2020 deferred by Borrower in accordance with Section 2302 of the CARES Act.

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“CARES Act Provider Relief Payments” means, collectively, the payments received by Borrower pursuant to the Public Health and Social Services Emergency Fund described in the CARES Act.

“Cash Control Period” means the period of time commencing upon the Lender providing notice of its election to impose a Cash Control Period pursuant to the terms and conditions of a Deposit Account Control Agreement following the occurrence and continuance of an Event of Default. For purposes of this Agreement, a Cash Control Period shall be deemed to remain outstanding from the initial date of any Cash Control Period until the earlier of (a) the cure of such Event of Default, (b) the waiver of such Event of Default by the Lender, or (c) the Maturity Date.

“Cash Equivalents” means, as at any date:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(b) dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000.00 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Institution”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition;

(c) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition;

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000.00 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations;

(e) debt obligations issued by any domestic corporation or any domestic government instrumentality, in each case rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition; and

(f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000.00 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e).

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“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control” means that:

(a) any “person” or “group” within the meaning of Section 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests of any Loan Party representing 35% or more of the combined voting power of all Equity Interests of such Loan Party entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of such Loan Party; or

(b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Loan Party or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of such Loan Party on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests.

“Closing” has the meaning set forth in Section 4.03 hereof.

“Closing Date” has the meaning set forth in Section 4.03 hereof.

“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.01 hereof.

“Collateral Assignment” has the meaning set forth in Section 9.22 hereof.

“Collateral Monitoring Fee” has the meaning set forth in Section 2.03(e) hereof.

“Collection Account” has the meaning set forth in Section 2.07(a) hereof.

“Collections” means, with respect to any Account, all cash collections on such Account.

“Commercial Lockbox” means collectively, each lockbox and/or deposit account in the name of Borrower(s) and maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts, other than Government Accounts, are sent or deposited.

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“Commitment Fee” has the meaning set forth in Section 2.09 hereof.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1.01 hereto as in effect from time to time.

“Conforming Changes” means, with respect to either the use or administration of SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contract” means an agreement by which an Obligor is obligated to pay for services rendered to patients of Borrower.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Facility” has the meaning set forth in Section 2.01(a) hereof.

“DEA” means the United States Drug Enforcement Administration.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Default Rate” means five percent (5.00%) above the Interest Rate otherwise applicable on the Revolving Loans.

“Defaulted Account” means an Account as to which: (a) the initial ENV has not been received in full as Collections (i) with respect to ECL, within one hundred fifty (150) days of the Service Date and (ii) with respect to ELS, within ninety (90) days of the Billing Date; or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor or any other reason.

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“Deposit Account Control Agreement” means a customary control agreement among a Loan Party, a depository institution, and Lender, which agreement is in a form reasonably acceptable to the Lender and which provides Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Depository Agreement(s)” means those certain Depository Agreements entered into in connection with this Agreement among Borrower, Lender and the Lockbox Bank, relating to the Commercial Lockbox and the Government Lockbox, as applicable.

“Disposition” and “Dispose” mean, the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of a Person’s property (including, without limitation, any Equity Interests) owned by such Person by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (a) any dividends (cash or otherwise) or other distributions on any Equity Interests of Borrower; (b) the redemption, repurchase or acquisition of such Equity Interest or of warrants, rights or other options to purchase such Equity Interest; and (c) loans made to any Members, officers, directors and/or Affiliates of Borrower (and any repayments of such loans thereof).

“Download Date” has the meaning set forth in Section 2.02(d) hereof.

“EBI” means Enzo Biochem, Inc., a New York corporation.

“ECL” means Enzo Clinical Labs, Inc., a New York corporation, together with its successors and permitted assigns.

“Eligible Account” means an Account of Borrower:

(a) which is a liability of an Obligor which is (i) a commercial insurance company acceptable to Lender, organized under the laws of any jurisdiction in the United States, having its principal office in the United States, other than those listed on Schedule 1.01 hereto as ineligible, (ii) a Blue Cross/Blue Shield Plan (other than those listed on Schedule 1.01 hereto as ineligible), (iii) Medicare or Medicaid, (iv) an HMO, a PPO, or an institutional Obligor acceptable to Lender in its reasonable credit judgment or (v) any other type of Obligor, not included in the categories of Obligors listed in the foregoing clauses (i) - (iv), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and listed on Schedule 1.01 hereto as an eligible Obligor,

(b) the Obligor of which is not an Affiliate of Borrower;

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(c) the Obligor of which has received a letter substantially in the form of Exhibit 4.02(c) (in the case of all Accounts other than Government Accounts), or a letter substantially in the form of Exhibit 4.02(d) (in the case of all Government Accounts) (or an electronic funds transfer authorization agreement in a form approved by CMS and Lender), in each case, solely to the extent such Obligors were not making such payments on or prior to the Closing Date;

(d) in an amount not less than $5.00 nor more than $5,000.00, denominated and payable in United States Dollars;

(e) as to which the representations and warranties of Section 5.21 hereof are true;

(f) which (i) does not arise from the delivery of cosmetic surgery services, (ii) is not a workers’ compensation claim, (iii) does not arise from any services delivered for injury sustained in a motor vehicle accident (unless the Obligor on such Account is a type of Obligor permitted pursuant to clause (a) of this definition) and (iv) is not an Individual Payor Account;

(g) (i) with respect to ECL, which is not outstanding more than one hundred fifty (150) days past the Service Date and (ii) with respect to ELS, which is not outstanding more than ninety (90) days past the Billing Date;

(h) the Obligor on which does not have fifty percent (50%) or more of its Accounts owing to Borrower constituting Defaulted Accounts;

(i) to the extent such Account does not include late charges or finance charges;

(j) which is not subject to a dispute between the Obligor and Borrower; and

(k) which complies with such other criteria and requirements as may be specified from time to time by Lender in its reasonable credit judgment.

“ELS” means Enzo Life Sciences, Inc., a New York corporation, together with its successors and permitted assigns.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

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“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, units, interests, participations, rights or other equivalents (however designated) of equity interests, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender based upon the applicable Borrower’s historical cash collection and adjustments history in a manner consistent with Lender’s underwriting procedures, except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Expenses” has the meaning set forth in Section 9.05(a) hereof.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations, the Subordinated Debt) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

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(d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f) all indebtedness in respect of Capital Leases;

(g) all Equity Interests providing for mandatory redemptions, guaranteed payments, sinking fund or like payments prior to the Maturity Date;

(h) all Funded Indebtedness of the types specified in clauses (a) through (g) and in (i) of another Person secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i) all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.

“Funding Date” has the meaning set forth in Section 2.02(a) hereof.

“GAAP” means generally accepted accounting principles, consistently applied.

“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account under any Government Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing.

“Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor.

“Government Lockbox” means, collectively, each lockbox and/or deposit account in the name of Borrower(s) maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Government Accounts are sent or deposited.

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through Equity Interest or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

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“Guarantor” means each of, and “Guarantors” means the collective reference to, EBI, Enzo Life Sciences U.S. Holding Corp, a New York corporation, and Enzo Realty II, LLC, a New York limited liability company.

“Guaranty Agreements” means the collective reference to, and “Guaranty Agreement” means each of that certain (i) Guaranty Agreement dated as of the date hereof executed by Guarantors in favor of Lender and (ii) any other Guaranty Agreement executed in favor of Lender in connection with this Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“Healthcare Facility” or “Healthcare Facilities”, as applicable, means any one or more of the healthcare facilities owned or operated by Borrower, including the healthcare facilities described on Schedule 5.02 hereto.

“Healthcare Laws” means: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (iv) Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and (v) the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. § § 301 et seq.) and the regulations promulgated pursuant thereto; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto; (d) laws, rules and regulations governing Medicare and Medicaid; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to Borrower’s ownership, management, or operation of a healthcare facility or business, or assets used in connection therewith; (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by Borrower; and (i) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, controlled substances registrations, accreditations and plans of third-party accreditation agencies that are (a) necessary to enable Borrower to operate any Healthcare Facility or provide Medical Services, participate in and receive payment under any Government Reimbursement Program or other Third Party Payor Program, as applicable, or otherwise continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Healthcare Law.

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“Healthcare Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by Borrower with any Healthcare Laws or the requirements of any Healthcare Permit or Third Party Payor Program or the business affairs, practices, licensing or reimbursement entitlements of Borrower or Healthcare Facility (including inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or procedures initiated by a Fiscal Intermediary/Medicare Administrator Contractor, a Medicaid Integrity Contractor, a Recovery Audit Contractor, a Program Safeguard Contractor, a Zone Program Integrity Contractor, an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).

“HIPAA Compliant” means that Borrower is in material compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act and the implementing regulations of same, and has adopted and implemented policies and procedures to strive to ensure compliance with and has trained its personnel in the privacy standards and security standards promulgated pursuant to HIPAA.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness; and

(b) all guarantees with respect to outstanding Indebtedness of the types specified in clause (a) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.03(b) hereof.

“Individual Payor Account” means an Account owing by an Obligor who is the individual patient or Person who received the goods or services rendered.

“Initial Term” has the meaning set forth in Section 2.01(d) hereof.

“Intellectual Property” means (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and (b) the goodwill of the business or that portion of the business represented by the mark and of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions.

“Interest Rate” has the meaning set forth in Section 2.03(a) hereof.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the purchase or other acquisition of all or substantially all of the assets or a line of business or division of another Person, or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of determining covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lease” means each of, and “Leases” means the collective reference to those certain Leases listed on Annex II, as each of the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by the terms and provisions of this Agreement or any other Loan Document.

“Lien” means any mortgage, Lien, pledge, charge, security interest or similar encumbrance.

“Loan Documents” means this Agreement, the Revolving Note, the Business Associate Agreement, each Deposit Account Control Agreement, each Depository Agreement, each Guaranty Agreement, each collateral access agreement and landlord waiver, the Subordination Agreements and all agreements relating to the Government Lockbox and the Commercial Lockbox, all financing statements, and any other agreements, instruments, documents and certificates delivered at any time in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor, if any, individually and collectively.

“Loan Request” has the meaning set forth in Section 2.02(a) hereof.

“Lockbox Bank” means, (i) with respect to ELS, Citibank, N.A., and (ii) with respect to ECL, Wells Fargo Bank, National Association, or, in each case, such other bank that is acceptable to Lender.

“Material Adverse Effect” means a material adverse effect upon, or a material adverse change in, any of (a) the financial condition, operations, business, Property or prospects of Borrower taken as a whole; (b) the ability of Borrower to perform its Obligations; (c) the legality, validity or enforceability of any Loan Document; (d) the perfection or priority of the Liens of Lender granted under the Loan Documents or the rights and remedies of Lender under the Loan Documents; or (e) the condition or value of any portion of the Collateral (other than market fluctuations in the values of such Collateral); (f) the use or scope of any Permit or (g) the continued participation or the ability to accept or bill for goods or services in any Government Reimbursement Program by Borrower.

“Material Contract” means, with respect to any Person, each of, and “Material Contracts” means the collective reference to: (a) the Medicare Provider Agreement; (b) the Medicaid Provider Agreement; (c) [reserved]; (d) the Purchase Documents; and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” has the meaning set forth in Section 2.01(d) hereof.

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“Maximum Loan Turn Days” means, as of any date of determination, (i) the result of (A) the average monthly outstanding balance of the Revolving Loans during the immediately preceding three (3) months, divided by (B) the average monthly Collections in the Commercial Lockbox and Government Lockbox for the immediately preceding three (3) months, multiplied by (ii) 30.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Services” means medical and healthcare items, services or supplies provided to a Person, including without limitation physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home healthcare services, residential and out-patient behavioral healthcare services, and medicine or healthcare equipment provided by Borrower to a Person for a valid and proper medical or health purpose, as well as services performing diagnostic testing in clinical and anatomical pathology laboratories and related laboratory testing support services, both in the diagnosis and management of acute and chronic diseases and non-acute screening.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § § 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Accelerated and Advance Payment Program” means the Accelerated and Advance Payment Program for Medicare Part A and Part B providers and suppliers as expanded during the period of the COVID-19 public health emergency by Section 3719 of the CARES Act, as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.

“Medicare Accelerated Payments” means, collectively, any payment received by Borrower pursuant to the Medicare Accelerated and Advance Payment Program.

“Medicare Administrative Contractor” means a private health care insurer that has been awarded a geographic jurisdiction to process Medicare Part A and Part B (A/B) medical claims or Durable Medical Equipment (DME) claims for Medicare Fee-For-Service beneficiaries.

“Member” means, as applicable, a shareholder, member or partner of Borrower.

“Minimum Balance” has the meaning set forth in Section 2.03(b) hereof.

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“Minimum Liquidity” means, on any date of determination for any month, the sum of (i) the average Borrowing Base Excess calculated for such month plus (ii) the average amount of Qualified Cash for such month.

“Minimum Use Fee” has the meaning set forth in Section 2.03(b) hereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrower whether arising out of this Agreement or any other Loan Document or otherwise, including all obligations to repay principal of and interest on all the Revolving Loans, and to pay interest, fees, costs, charges, Expenses, professional fees, and all sums chargeable to Borrower under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“Offer” has the meaning set forth in Section 6.22 hereof.

“Offer Transaction” has the meaning set forth in Section 6.22 hereof.

“Option Period” has the meaning set forth in Section 6.22 hereof.

“Organizational Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participation Agreements” has the meaning set forth in Section 5.03(d)(ii) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permit” means any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.

“Permitted Liens” has the meaning set forth in Section 5.06 hereof.

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“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” has the meaning set forth in Section 2.05(d).

“Property” means an interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Health Laws” means all Requirement of Law relating to the procurement, development, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any medical device (including any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), the United Stated Food and Drug Administration, the Clinical Laboratory Improvement Amendments, 42 U.S.C. 263a and all regulations promulgated thereunder, and similar state or foreign laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 16, 2023 by and among EBI and ECL, as sellers, and Laboratory Corporation of American Holdings, a Delaware corporation, as buyer, as the same may from time to time be amended, restated, modified or supplemented from time to time.

“Purchase Documents” means the Purchase Agreement and each of the other material documents, instruments and agreements executed and delivered in connection with the Sale of ECL.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Deposit Account Control Agreement in favor of Lender.

“Registrations” means all Permits and exemptions issued or allowed by a Regulatory Authority (including, without limitation, state laboratory licenses, CLIA and DEA certifications, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of any Property or products of any such Loan Party or any such Subsidiary.

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“Regulatory Action” means an administrative or regulatory action, proceeding, investigation or non-routine inspection, FDA Form 483 inspectional observation or other formal notice of serious deficiencies, warning letter, untitled letter, notice of violation letter, recall, alert, seizure, Section 305 notice or other similar communication, or consent decree issued by a Regulatory Authority.

“Regulatory Authority” means the FDA, DEA or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Regulatory Matters” means, collectively, activities, Property and products that are subject to Public Health Laws.

“Required Insurance” has the meaning set forth in Section 6.02(a) hereof.

“Requirement of Law” means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including all Healthcare Laws.

“Revolving Loan(s)” has the meaning set forth in Section 2.01(a) hereof.

“Revolving Loan Commitment” means an amount equal to Eight Million and No/100 Dollars ($8,000,000.00).

“Revolving Note” has the meaning set forth in Section 2.01(b) hereof.

“Sale of ECL” means that certain sale of all or substantially of the assets of ECL to Laboratory Corporation of American Holdings, a Delaware corporation, as buyer, pursuant to the terms and provisions of the Purchase Documents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities” has the meaning set forth in Section 6.14 hereof.

“Service Date” means the date on which the episode of care commenced or in which goods or the services giving rise to the corresponding Account were rendered or provided.

“Settlement Date” has the meaning set forth in Section 2.02(a) hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

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“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subordinated Debt” means debt or other obligations of Borrower that are subordinated to the Obligations of Borrower to Lender pursuant to the terms and provisions of a Subordination Agreement satisfactory to the Lender in its sole discretion.

“Subordination Agreement” means collectively and individually each intercreditor and/or subordination agreement in form and substance satisfactory to Lender in Lender’s sole discretion executed by the holders of Subordinated Debt, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and including liabilities under escheat, unclaimed property laws or similar laws, and the term “Tax” means any of the foregoing taxes.

“Term SOFR” means the greater of (x) the Term SOFR Reference Rate for a three-month tenor on the first day of the applicable interest period (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) three percent (3.00%) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Fee” has the meaning set forth in Section 2.03(c) hereof.

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“Third Party Payor” means any Government Account Debtor, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future is obligated to make payment on any Account.

“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor in which Borrower participates.

“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

“Unused Line Fee” has the meaning set forth in Section 2.03(d).

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